Exhibit 99.1
Rohm and Haas Company
Annual Report for the fiscal year ended December 31, 2008

ROHM AND HAAS COMPANY AND SUBSIDIARIES
Table of Contents

Report of Independent Auditors
To Management of Rohm and Haas Company:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Rohm and Haas Company and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests and as discussed in Notes 7 and 9, the Company adopted a new financial accounting standard for uncertain tax positions during 2007 and a new financial accounting standard for defined benefit pension and other postretirement plans during 2006.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 27, 2009, except for the information in Note 1 insofar as it relates to the adoption of
SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, for which the date is
May 5, 2009

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations

For the years ended December 31,	2008	2007	2006
(in millions, except per share amounts)

Net sales	$9,575	$8,897	$8,230
Cost of goods sold	7,165	6,430	5,747

Gross profit	2,410	2,467	2,483
Selling and administrative expense	1,138	1,091	1,041
Research and development expense	327	296	286
Interest expense	164	120	94
Amortization of intangibles	63	57	56
Restructuring and asset impairments	199	28	27
Pension judgment	—	65	—
Share of affiliate earnings, net	97	22	10
Other expense (income), net	55	(48)	(53)

Earnings from continuing operations before income taxes	561	880	1,042
Income tax expense	77	206	274

Earnings from continuing operations	484	674	768

Discontinued operations:
Net earnings (loss) of discontinued lines of business, net of income tax (benefit) expense of $(1), $(2), and $14 in 2008, 2007 and 2006, respectively	2	1	(20)

Net earnings	486	675	748

Less: Net income attributable to noncontrolling interest	4	14	13

Net earnings atributable to Rohm and Haas	$482	$661	$735

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Cash Flows

For the years ended December 31,	2008	2007	2006
(in millions)

Cash Flows from Operating Activities
Net earnings	$486	$675	$748
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gain) loss on disposal of business and equity affilitates	(86)	(1)	16
Income taxes related to disposal of business and equity affiliates	39	—	—
(Gain) loss on sale of assets	(4)	3	7
Provision for allowance for doubtful accounts	16	5	6
Provision for LIFO reserve	(23)	43	7
Benefit from deferred taxes	(152)	(75)	(37)
Asset impairments	42	18	2
Depreciation	467	412	407
Amortization of finite-lived intangibles	63	57	58
Pension judgment	—	65	—
Share-based compensation	49	49	48
Premium paid on debt retirement	—	—	(6)
Changes in assets and liabilities
Accounts receivable	397	(266)	(30)
Inventories	(79)	18	(161)
Prepaid expenses and other current assets	(49)	(36)	3
Accounts payable and accrued liabilities	(129)	22	(12)
Federal, foreign and other income taxes payable	(98)	23	(96)
Payments to fund US pension plans	—	—	(137)
Swap termination proceeds	69	—	—
Other, net	38	(41)	19

Net cash provided by operating activities	1,046	971	842

Cash Flows from Investing Activities
Acquisitions of businesses affiliates and intangibles, net of cash received	(164)	(117)	(46)
Proceeds from disposal of businesses and equity affiliates, net	119	15	256
Decrease in restricted cash	3	—	1
Investments in Rabbi Trust	(200)	—	—
Proceeds from the sale of land, buildings and equipment	15	17	12
Capital expenditures for land, buildings and equipment	(520)	(417)	(404)
Payments to settle derivative contracts	(25)	(67)	(22)

Net cash used in investing activities	(772)	(569)	(203)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	2	1,394	23
Repayments of long-term debt	(8)	(441)	(182)
Contribution from minority shareholder in consolidated joint venture	22	—	—
Purchase of common stock	(15)	(1,462)	(264)
Tax benefit on stock options	32	8	8
Proceeds from exercise of stock options	104	46	74
Net change in short-term borrowings	12	11	(8)
Payment of dividends to noncontrolling interests	(6)	(8)	(2)
Payment of dividends	(314)	(303)	(283)

Net cash used in financing activities	(171)	(755)	(634)

Net increase (decrease) in cash and cash equivalents	103	(353)	5
Effect of exchange rate changes on cash and cash equivalents	(33)	25	22
Cash and cash equivalents at the beginning of the year	265	593	566

Cash and cash equivalents at the end of the year	$335	$265	$593

Supplemental Cash Flow Information

Cash paid during the year for:
Interest, net of amounts capitalized	$165	$117	$109
Income taxes, net of refunds received	206	230	381
See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets

December 31,	2008	2007
(in millions, except share data)

Assets
Cash and cash equivalents	$335	$265
Restricted cash	—	3
Receivables, net	1,538	1,876
Inventories	1,099	1,024
Prepaid expenses and other current assets	386	258

Total current assets	3,358	3,426

Land, buildings and equipment, net of accumulated depreciation	2,853	2,871
Investments in and advances to affiliates	176	195
Goodwill, net of accumulated amortization	1,666	1,668
Other intangible assets, net of accumulated amortization	1,418	1,492
Other assets	438	455

Total Assets	$9,909	$10,107

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$177	$158
Trade and other payables	633	806
Accrued liabilities	859	788
Income taxes payable	—	17

Total current liabilities	1,669	1,769

Long-term debt	3,210	3,139
Employee benefits	1,138	760
Deferred income taxes	413	766
Other liabilities	290	312

Total Liabilities	6,720	6,746

Commitments and contingencies

Rohm and Haas Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized - 25,000,000 shares; issued — no shares	—	—
Common stock; par value — $2.50; authorized — 400,000,000 shares; issued — 242,078,349 shares	605	605
Additional paid-in capital	2,307	2,147
Retained earnings	2,742	2,569

	5,654	5,321

Treasury stock at cost (2008 — 46,844,623, shares; 2007 — 46,227,211 shares)	(1,921)	(1,918)
ESOP shares (2008 — 7,311,125 shares; 2007 — 7,995,877 shares)	(70)	(75)
Accumulated other comprehensive loss	(684)	(182)

Total Rohm and Haas Stockholders’ Equity	2,979	3,146

Noncontrolling interest	210	215

Total Stockholders’ Equity	3,189	3,361

Total Liabilities and Stockholders’ Equity	$9,909	$10,107

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the years ended December 31, 2008, 2007, and 2006

	Number of				Number of
	Shares of				Shares of			Accumulated
	Common		Additional		Treasury			Other		Total	Total
	Stock	Common	Paid-in	Retained	Stock	Treasury		Comprehensive	Noncontrolling	Stockholders’	Comprehensive
(in millions, except share amounts in thousands)	Outstanding	Stock	Capital	Earnings	Outstanding	Stock	ESOP	Income (Loss)	Interest	Equity	Income

Balance January 1, 2006	221,963	$605	$2,152	$1,762	20,116	$(409)	$(88)	$(102)	108	$4,028

2006
Net earnings				735					13	748	$748
Reclassification of derivatives to earnings, net of taxes of $(6)								(11)	—	(11)	(11)
Changes in fair value of derivatives, net of taxes of $5								10	—	10	10
Cumulative translation adjustment, net of taxes of $(8)								(2)	—	(2)	(2)
Change in minimum pension liability, net of taxes of $11								35	—	35	35

Total comprehensive income											$780

Dividends paid to noncontrolling interest on subsidiary common stock									(2)	(2)
Adjustment to initially apply FASB Statement No. 158, net of tax of $(127)								(243)		(243)
Repurchase of common stock	(5,697)				5,697	(264)				(264)
Common stock issued:
Stock-based compensation	2,573		62		(2,573)	65				127
ESOP							6			6
Tax benefit on ESOP				4						4
Common dividends ($1.28 per share)				(283)						(283)

Balance December 31, 2006	218,839	$605	$2,214	$2,218	23,240	$(608)	$(82)	$(313)	119	$4,153	—

2007
Cumulative Transition Adjustment for FIN 48				(9)						(9)
Purchase of subsidiary shares from noncontrolling interest									87	87
Net earnings				661					14	675	$675
Cumulative translation adjustment, net of taxes of $(21)								14	3	17	17
Reclassification of derivatives to earnings, net of taxes of $(3)								(5)	—	(5)	(5)
Changes in fair value of derivatives, net of taxes of $1								1	—	1	1
Prior service credit, net, from pension plan amendments arising during period, net of taxes of $18								41	—	41	41
Amortization of net actuarial loss for pension and postretirement plans, net of taxes of $8								18	—	18	18
Net actuarial gain on pension and postretirement plans arising during period, net of taxes of $28								62	—	62	62

Total comprehensive income											$809

Dividends paid to noncontrolling interest on subsidiary common stock									(8)	(8)
Repurchase of common stock	(24,747)		(99)		24,747	(1,363)				(1,462)
Common stock issued:
Stock-based compensation	1,760		32		(1,760)	53				85
ESOP							7			7
Tax benefit on ESOP				2						2
Common dividends ($1.44 per share)				(303)						(303)

Balance December 31, 2007	195,852	$605	$2,147	$2,569	46,227	$(1,918)	$(75)	$(182)	215	$3,361	—

2008
Net earnings				482					4	486	$486
Cumulative translation adjustment, net of taxes of $(38)								(99)	(5)	(104)	(104)
Reclassification of derivatives to earnings, net of taxes of $2								3		3	3
Changes in fair value of derivatives, net of taxes of $1								1	—	1	1
Net gain (loss) on marketable securities, net of taxes of $0								(1)	—	(1)	(1)
Prior service cost, net, from pension plan amendments arising during period, net of taxes of $(1)								(1)	—	(1)	(1)

Amortization of prior service credit, net of taxes of $(2)								(3)	—	(3)	(3)
Net actuarial loss on pension and postretirement plans arising during period, net of taxes of $(200)								(410)	2	(408)	(408)
Amortization of net actuarial loss for pension and postretirement plans, net of taxes of $5 and $1, respectively								8	—	8	8

Total comprehensive income											$(19)

Dividends paid to noncontrolling interest on subsidiary common stock									(6)	(6)
Repurchase of common stock	(3,296)		99		3,296	(114)				(15)
Common stock issued:
Stock-based compensation	2,678		61		(2,678)	111				172
ESOP							5			5
Tax benefit on ESOP				5						5
Common dividends ($1.60 per share)				(314)						(314)

Balance December 31, 2008	195,234	$605	$2,307	$2,742	46,845	$(1,921)	$(70)	$(684)	210	$3,189	—

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1: Organization and Summary of Significant Accounting Policies
Nature of Business
Rohm and Haas Company was incorporated in 1917 under the laws of the State of Delaware. Our shares are traded on the New York Stock Exchange under the symbol “ROH.” We are a leading specialty materials company that leverages science and technology in many different forms to design materials and processes that enable the products of our customers to work. We serve many different market places, the largest of which include: building and construction, electronics, packaging and paper, industrial and other, transportation, household and personal care, water and food. To serve these markets, we have significant operations in approximately 98 manufacturing and 34 research facilities in 30 countries. We have approximately 15,490 employees working for us worldwide.
Use of Estimates
Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In accordance with GAAP, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. Actual results could differ from these estimates.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements,” which amends ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that 1) non-controlling interests held by non-parent parties be clearly identified and presented in the consolidated statement of financial position within equity, separate from the parent’s equity and 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly presented on the face of the Consolidated Statement of Income. SFAS No. 160 also requires consistent reporting of any changes to the parent’s ownership while retaining a controlling financial interest, as well as specific guidelines over how to treat the deconsolidation of controlling interests and any applicable gains or losses. This statement is effective for financial statements issued during and after 2009. We have adopted SFAS No. 160 as of January 1, 2009. Certain reclassifications have been made to comply with the requirements of SFAS No. 160 for all periods presented.
Principles of Consolidation
Our Consolidated Financial Statements include the accounts of our company and subsidiaries. We consolidate all entities in which we have a controlling ownership interest. All of our significant entities are consolidated. We have no significant contractual requirements to fund losses of unconsolidated entities. Also in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities,” we consolidate variable interest entities in which we bear a majority of the risk to the potential losses or gains from a majority of the expected returns.
We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and us. In addition, the entire output of the joint venture is sold to us for resale to third party customers. As the primary beneficiary, we consolidated the joint venture’s assets, liabilities, and results of operations in our Consolidated Financial Statements.
As of December 31, 2008 and 2007, the carrying amount of the joint venture’s assets and liabilities before intercompany eliminations, were as follows:

(in millions)	2008	2007

Cash and cash equivalents	$27	$31
Receivables, net	56	62
Inventory	13	11
Land, buildings and equipment, net of accumulated depreciation	86	66
Investments in and advances to affiliates	23	1
Other	7	6

Total assets	$212	$177

Short-term obligations	$10	$9
Trade and other payables	19	23
Accrued liabilities	9	11
Income taxes payable	9	10
Other	8	4

Total liabilities	$55	$57

We hold a variable interest in another joint venture, which we account for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. We have determined that Rohm and Haas is not the primary beneficiary as a majority of the joint venture’s output is sold to our joint venture partner. Therefore we have not consolidated the entity’s assets, liabilities, and results of operations in our Consolidated Financial Statements. As of December 31, 2008, our investment in the joint venture was approximately $56 million, representing our maximum exposure to loss. This amount is recorded in Investments and advances to affiliates in the Consolidated Balance Sheet.
We use the equity method to account for our investments in companies in which we have the ability to exercise significant influence over operating and financial policies, generally 20-50% owned. Accordingly, our consolidated net earnings or loss include our share of the net earnings or loss of these companies.
We account for our investments in other companies that we do not control and for which we do not have the ability to exercise significant influence, which are generally less than 20%, under the cost method. In accordance with the cost method, the assets are recorded at cost or fair value, as appropriate.
All significant intercompany accounts, transactions and unrealized profits and losses are eliminated appropriately in consolidation from our financial results.
Foreign Currency Translation
We translate foreign currency amounts into U.S. dollars in accordance with GAAP. The majority of our operating subsidiaries in regions other than Latin America use the local currency as their functional currency. We translate the assets and liabilities of those entities into U.S. dollars using the appropriate exchange rates. We translate revenues and expenses using the average exchange rates for the reporting period. Translation gains and losses are recorded in accumulated other comprehensive income (loss), net of taxes, except for foreign subsidiaries where earnings are permanently reinvested outside the U.S.
For entities that continue to use the U.S. dollar as their functional currency, we remeasure land, buildings and equipment, accumulated depreciation, inventories, goodwill and intangibles and accumulated amortization at their respective historical rates of exchange. We remeasure all other assets and liabilities using the appropriate exchange rates at the end of the period. Revenue, cost of goods sold and operating expenses other than depreciation and amortization are translated using the average rates of exchange for the reporting period.
Foreign exchange gains and losses, including recognition of open foreign exchange derivative contracts, are credited or charged to income.
Cost of Goods Sold
Cost of goods sold as reported in the Consolidated Statements of Operations includes inbound freight charges, purchasing and receiving costs, inspection costs, internal transfer costs, and other distribution network charges.

Revenue Recognition
We recognize revenue when the earnings process is complete. This occurs when products are shipped to or received by the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable and pricing is fixed or determinable. The exception to this practice is for sales made under supplier-owned and managed inventory (“SOMI”) arrangements. We recognize revenue for inventory sold under SOMI arrangements when usage of inventory is reported by the customer, generally on a weekly or monthly basis. Revenues from product sales are recorded net of applicable allowances.
Customer payments received in advance are recorded as deferred revenue and recognized into income upon completion of the earnings process. We account for cash sales incentives as a reduction to revenue. Certain of our customers earn cash incentive rebates when their cumulative annual purchases meet specified measurement targets per the terms of their individual agreement. We record these rebate incentives as a reduction to revenue based on the customers’ progress against the specified measurement target. Non-cash sales incentives, such as product samples, are recorded as a charge to selling and administrative expense at the time of shipment.
Amounts billed to customers for shipping and handling fees are included in net sales, and costs we have incurred for the delivery of goods are classified as cost of goods sold in the Consolidated Statements of Operations.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable result from the sale of goods or services with terms that provide for future payment. They are created when an invoice is generated and are reduced by payments. We record an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in our existing accounts receivable. We consider factors such as customer credit, past transaction history with the customer, and changes in customer payment terms when determining whether the collection of an invoice is reasonably assured. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Receivables are charged off against the allowance for doubtful accounts when we feel it is probable the receivable will not be recovered.
Cash and Cash Equivalents
Cash and cash equivalents include cash, time deposits and readily marketable securities with original maturities of three months or less.
Inventories
Our inventories are stated at the lower of cost or market. Approximately 35% of our inventory is determined by the last-in, first-out (LIFO) method. The remainder is determined by the first-in, first-out (FIFO) method. We allocate fixed production overhead and record inventory costs in accordance with Financial Accounting Standard No. 151: “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” whereby abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) are recognized in the Consolidated Statement of Operations in the period in which they are incurred.
Land, Buildings and Equipment, and Accumulated Depreciation
The value of our land, buildings and equipment is carried at cost less accumulated depreciation. The principal lives (in years) used in determining depreciation rates of various assets are: buildings and improvements (10-50); machinery and equipment (5-20); automobiles, trucks and tank cars (3-10); furniture and fixtures, laboratory equipment and other assets (5-10); capitalized software (5-7); capitalized interest (11). The principle life used in determining the depreciation rate for leasehold improvements is the years remaining in the lease term or the useful life (in years) of the asset, whichever is shorter. These assets are depreciated over their estimated useful lives using straight-line methods. Construction costs, labor and applicable overhead related to construction and installation of these assets are capitalized. Expenditures for additions and improvements that extend the lives or increase the capacity of plant assets are capitalized. Maintenance and repair costs for these assets are expensed as incurred. Repair and maintenance costs associated with planned major maintenance activities are expensed as incurred and are included in cost of goods sold. Replacements and betterment costs are capitalized. The cost and related accumulated depreciation of our assets are removed from the accounting records when they are retired or disposed.

Capitalized Software
We capitalize certain costs, such as software coding, installation and testing, that are incurred to purchase or create and implement internal use computer software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The majority of our capitalized software relates to the implementation of our enterprise resource planning system, which was completed in 2004.
Goodwill and Indefinite-Lived Intangible Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to value goodwill and indefinite-lived intangible assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our analysis, the resulting change could have a material adverse impact on the consolidated results of operations and statement of position. We will continue to monitor cash flows and other factors that may trigger a future impairment in the light of the current global recession.
In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is assigned to reporting units, which may be one level below our operating segments. Goodwill is assigned to the reporting unit that benefits from the synergies arising from each particular business combination. Goodwill and indefinite-lived intangible assets are reviewed annually, or more frequently, if changes in circumstances indicate the carrying value may not be recoverable. To test for recoverability, we typically utilize discounted estimated future cash flows to measure fair value for each reporting unit. This calculation is highly sensitive to both the estimated future cash flows of each reporting unit and the discount rate assumed in these calculations. Our annual impairment review is as of May 31.
During 2008, 2007 and 2006, the annual impairment review was completed without the identification of any impairment.
Impairment of Long-Lived Assets
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to evaluate the carrying value of long-lived assets to be appropriate. However, if actual experience differs from the assumptions and considerations used in our estimates, the resulting change could have a material adverse impact on the Consolidated Statement of Operations and Consolidated Balance Sheet.
Our long-lived assets, other than goodwill and indefinite-lived intangible assets, which are discussed above, include land, buildings, equipment, long-term investments, and other intangible assets. Long-lived assets, other than investments, goodwill and indefinite-lived intangible assets, are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value of the asset may not be recoverable. Such circumstances would include events such as a significant decrease in the market price of a long-lived asset, a significant adverse change in the manner the asset is being used, is planned to be used or in its physical condition, or a history of operating or cash flow losses associated with the use of the asset. In addition, changes in the expected useful life of these long-lived assets may also be an impairment indicator. When such events or changes occur, we assess the recoverability of the asset by comparing the carrying value of the asset to the expected future undiscounted cash flows associated with the asset’s planned future use and eventual disposition of the asset, if applicable. If the carrying value of the asset is not determined to be recoverable, we estimate the fair value of the asset primarily from discounted future cash flows expected to result from the use of the asset and compare that to the carrying value of the asset. Long-lived assets are grouped at the lowest level for which identifiable cash flows are largely independent, generally the plant level. We utilize marketplace assumptions to calculate the discounted cash flows used in determining the asset’s fair value. If the carrying value is greater than the fair value, an impairment loss is recorded. In some circumstances the carrying value may be appropriate; however, the event that triggered the review of the asset may indicate a revision to the useful life of the asset. In such cases, we will accelerate depreciation to match the revised useful life of the asset.
The key variables that we must estimate include assumptions regarding sales volume, selling prices, raw material prices, labor and other benefit costs, capital additions, assumed discount rates and other economic factors. These variables require significant management judgment and include inherent uncertainties since they are forecasting future events. If such assets are considered impaired, an impairment loss is recognized equal to the amount by which the asset’s carrying value exceeds its fair value.
The fair values of our long-term investments are dependent on the financial performance and solvency of the entities in which we invest, as well as volatility inherent in their external markets. In assessing potential impairment for these investments, we consider these factors as well as the forecasted financial performance of the investment entities. If these forecasts are not met, we may have to record impairment charges.
Research and Development
Research and development costs include costs in connection with new product development, fundamental and exploratory research, process improvement, product applications research and product registration and technical support of current technology. We expense all research and development costs as incurred.
Litigation and Environmental Contingencies and Reserves
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We are involved in litigation in the ordinary course of business involving employee, personal injury, property damage and environmental matters. Additionally, we are involved in environmental remediation and spend significant amounts for both company-owned and third party locations. In accordance with GAAP, we are required to assess these matters to: 1) determine if a liability is probable; and 2) record such a liability when the financial exposure can be reasonably estimated. The determination and estimation of these liabilities are critical to the preparation of our financial statements. We have provided for future costs, on an undiscounted basis, at certain of these sites. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency.
In reviewing such matters, we consider a broad range of information, including the claims, demands, settlement offers received from governmental authorities or private parties, estimates performed by independent third parties, identification of other responsible parties and an assessment of their ability to contribute as well as our prior experience, to determine if a liability is probable and if the value is reasonably estimable. If both of these conditions are met, we record a reserve. These reserves include liabilities expected to be paid out within the next 10 years. If we believe that no best estimate exists, we accrue the minimum in a range of possible losses, and disclose any material, reasonably possible, additional losses. If we determine a liability to be only reasonably possible, we consider the same information to estimate the possible exposure and disclose any material potential liability. In addition, estimates for liabilities to be incurred between 11 to 30 years in the future are also considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment.
Our most significant reserves have been established for remediation and restoration costs associated with environmental issues. We conduct studies and site surveys to determine the extent of environmental contamination and necessary remediation. With the expertise of our environmental engineers and legal counsel we determine our best estimates for remediation and restoration costs. These estimates are based on forecasts of future costs for remediation and change periodically as additional and better information becomes available. Changes to assumptions and considerations used to calculate remediation reserves could materially affect our results of operations. If we determine that the scope of remediation is broader than originally planned, discover new contamination, discover previously unknown sites or become subject to related personal injury or property damage claims, our estimates and assumptions could materially change.
We believe the current assumptions and other considerations used to estimate reserves for both our environmental and other legal liabilities are appropriate. These estimates are based in large part on information currently available and the current laws and regulations governing these matters. If additional information becomes available, there are changes to the laws or regulations or actual experience differs from the assumptions and considerations used in estimating our reserves, the resulting change could have a material impact on the consolidated statement of operations and consolidated balance sheet.
Income Taxes

We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We believe the current assumptions and other considerations used to determine our current year and deferred income tax provisions to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated financial position, results of operations or cash flows.
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future consequences of temporary differences between the financial statement carrying value of assets and liabilities and their values as measured by tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
Retirement Benefits
We consider this to be one of the critical accounting estimates used in preparation of our Consolidated Financial Statements. We believe the assumptions and other considerations used to determine our pension and postretirement benefit obligations to be appropriate. However, if actual experience differs from the assumptions and considerations used, the resulting change could have a material impact on the consolidated financial position, results of operations or cash flows.
We adopted the recognition provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (“SFAS No. 158”) for the fiscal year ended December 31, 2006. SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation of a defined benefit plan as an asset or liability in the statement of financial position. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through accumulated other comprehensive loss.
Treasury Stock
Treasury stock consists of shares of Rohm and Haas stock that have been issued but subsequently reacquired. We account for treasury stock purchases under the cost method. In accordance with the cost method, we account for the entire cost of acquiring shares of our stock as treasury stock, which is a contra equity account. When these shares are reissued, we use an average cost method for determining cost. Proceeds in excess of cost are credited to additional paid-in capital.
Share-Based Compensation
We consider this to be one of the critical accounting estimates used in the preparation of our Consolidated Financial Statements. We have various share-based compensation plans for directors, executives and employees, which are comprised primarily of restricted stock, restricted stock units and stock option grants. Prior to 2003, we accounted for these plans under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation expense was recognized prior to 2003 for stock options.
Effective January 1, 2003, we adopted the fair value method of recording share-based compensation as defined in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). As a result, we began to expense the fair value of stock options awarded to employees after January 1, 2003. The fair value is calculated using the Black-Scholes pricing model as of the grant date and is recorded as compensation expense over the appropriate vesting period, which is typically three years. We also calculate and record the fair value of our restricted stock awards in accordance with SFAS No. 123. Compensation expense is recognized over the vesting period, which is typically five years. Our policy is to issue treasury stock, not cash, to settle equity instruments granted under share-based payment agreements.
In December 2004, the Financial Accounting Standards Board (FASB) amended SFAS No. 123. This Statement supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This Statement eliminates the prospective option we have applied under SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Due to the fact that the majority of our options issued prior to January 1, 2003, the date we adopted SFAS No. 123, vested as of June 15, 2005, the revised computations did not have a material impact on our financial statements.

Fair Value Measurements of Financial Instruments
In the first quarter of 2008, we adopted SFAS No. 157 for financial assets and liabilities. The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:
Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.
Level 3: Unobservable inputs that reflect our own assumptions.
Accounting for Derivative Instruments and Hedging Activities
We use derivative and non-derivative instruments to manage market risk arising out of changes in interest rates, foreign exchange rates, commodity prices and the U.S. dollar value of our net investments outside the U.S. These instruments are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS No. 133”) as amended.
We have established policies governing our use of derivative instruments. We do not use derivative instruments for trading or speculative purposes, nor are we a party to any leveraged derivative instruments or any instruments for which the fair market values are not available from independent third parties. We manage counter-party default risk by entering into derivative contracts with only major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. Certain of our derivative instruments contain credit clauses giving each party the right to settle at market if the other party is downgraded below investment grade.
The accounting standards require that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designated as fair value hedges, changes in the fair value of the derivative instruments generally offset the changes in fair value of the hedged items in the Consolidated Statements of Operations. For derivative instruments designated as cash flow hedges to reduce the variability of future cash flows related to forecasted transactions, the effective portions of hedges are recorded in accumulated other comprehensive income (loss) until the hedged items are realized and recorded in earnings. When cash flow hedges are terminated early but the underlying hedged forecast transactions are likely to occur, related gains or losses are deferred in accumulated other comprehensive income (loss) until the hedged items occur. Any ineffective portions of the hedges are recognized in current period earnings.
Changes in the value of derivative or non-derivative instruments, which are designated as, and meet all of the criteria for, hedges of net investments are recorded in accumulated other comprehensive income (loss) based on changes measured on a spot-to-spot basis of exchange rates. Ineffective portions of net investment hedges are charged to earnings.
Changes in the fair values are immediately recorded in current period earnings if derivative instruments were not designated as hedges or fail to meet the criteria as effective hedges.
Cash flows resulting from our hedging activities are reported under operating activities in our Consolidated Statements of Cash Flows, except for cash flows from derivatives hedges of net investments in foreign subsidiaries and derivatives not accounted for as hedges under SFAS No. 133, which are reported separately under investing activities.
Note 2: Acquisitions and Dispositions of Assets
Acquisitions
2008

In July 2008, we acquired the operations of SKC Euro Display for approximately $28 million, which included fixed assets of approximately $22 million, accounts receivable of approximately $5 million and inventory of approximately $1 million. We expect to have the purchase price allocation complete by the middle of 2009 as we are finalizing the final value of the closing balance sheet.
On July 31, 2008, our Salt segment acquired the Season-All® brand seasoned salt product line from McCormick & Company for $15 million in cash, primarily comprised of $14 million of intangible assets, including $12 million of trade name, $2 million of customer lists and $1 million of inventory. This purchase supports the Salt segment’s strategy of expanding its specialty salt portfolio.
On April 1, 2008, we acquired the FINNDISP division of OY Forcit AB, a Finnish paint emulsions operation, for approximately 52 million Euros (approximately $79 million). Based in Hanko, Finland, this former division of Forcit makes water-based emulsions used in the manufacture of paints and coatings, lacquers and adhesives in Northern Europe and the Commonwealth of Independent States (former Soviet Union). As part of the initial purchase price allocation, $14 million was allocated to definite-lived intangible assets primarily consisting of customer relationships.
The following table presents the initial purchase price allocation of our acquisition of FINNDISP:

(in millions)	April 1, 2008

Current assets, including cash acquired of $1 million
Accounts receivable	$14
Inventories	8
Land, buildings and equipment	42
Goodwill	23
Intangible assets	14
Other, including cash acquired of $1 million	1

Total assets acquired	$102
Current liabilities
Accounts payable	$6
Accrued expenses	1
Notes payable	16

Total liabilities assumed	$23

Net assets	$79

On April 4, 2008, we acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode materials based in South Korea for approximately $41 million. As part of the initial purchase price allocation, $5 million was allocated to definite-lived intangible assets primarily consisting of customer relationships with useful lives of five to seven years. We also recorded a charge of $1 million for acquired in-process research and development, for which technological feasibility had not yet been established. This charge is included in restructuring and asset impairments in the Consolidated Statement of Operations.
The following table presents the purchase price allocation of our acquisition of Gracel Display, Inc.:

(in millions)	April 4, 2008

Current assets, including cash acquired of $6 million
Goodwill	28
Intangible assets	5
In-process research and development	1
Other, including cash acquired of $6 million	10

Total assets acquired	$44
Total liabilities assumed	$3

Net assets	$41

The following table represents the unaudited pro forma results had the acquisitions of FINNDISP and Gracel Display, Inc. occurred on January 1, 2007 and 2008:

	Twelve months ended
	December 31,
(in millions, except per share amounts)	2008	2007

Pro forma net sales	$9,589	$8,940
Pro forma net earnings	487	678
The unaudited pro forma data may not be indicative of the results that would have been obtained had the acquisitions actually been formed at the beginning of each of the periods presented, nor are they intended to be indicative of future consolidated results.
On April 16, 2008, we announced our intention to participate with a 25% interest in a joint venture with Tasnee Sahara Olefins Company of Saudi Arabia which will produce acrylic acid and related esters in Jubail, Saudi Arabia, beginning in 2011. We will invest approximately $50 million for our equity stake in the venture and its technology for making acrylic acid.
2007
On November 30, 2007, we acquired a 51% ownership interest in a joint venture formed with SKC, Co. Ltd. (“SKC”) that will develop, manufacture and market advanced optical and functional films used in the flat panel display industry. The purchase price for our controlling interest in the joint venture was approximately $196 million. As part of the purchase price allocation, $22 million was allocated to definite-lived intangible assets, consisting of licensed technology of $6 million, with a useful life of 3 to 4 years, and customer relationships of $16 million, with a useful life of 7 years, and , in addition, we recorded a charge of $1 million for acquired in-process research and development, for which technological feasibility had not yet been established, which is included in restructuring and asset impairments in the Consolidated Statement of Operations. The results of operations of the new joint venture are included in the Display Technologies segment of our Electronic Materials Group as of the fourth quarter of 2007.
The following table presents the purchase price allocation of our SKC joint venture:

(in millions)	November 30, 2007

Current assets, including cash acquired of $2 million	$289
Land, buildings and equipment, net	72
Goodwill	95
Intangible assets	22
In-process research and development	1
Deferred tax benefits	11
Other	2

Total assets acquired	$492

Current liabilities	$194

Deferred tax liabilities	10
Other long-term liabilities	11

Other liabilities	21

Total liabilities acquired	$215

Noncontrolling interest acquired	$81

Included in current liabilities above are Notes Payable totaling $145 million which matured and were paid off by the joint venture on December 4, 2007.
The following table represents the unaudited pro forma results as if the formation of the SKC Haas joint venture had occurred on January 1, 2006:

(in millions, except per share amounts)	2007	2006

Net sales	$9,112	$8,437
Pro forma net earnings	669	751
The unaudited pro forma data may not be indicative of the results that would have been obtained had the joint venture actually been formed at the beginning of each of the periods presented, nor are they intended to be indicative of future consolidated results.
On June 15, 2007, we acquired the net assets of Eastman Kodak Company’s light management films technology business, which produces advanced films that improve the brightness and efficiency of liquid crystal displays (LCD). Of the $40 million purchase price, $9 million was allocated to intangible assets, primarily consisting of developed technology, and we recorded a charge of $3 million for acquired in-process research and development, for which technological feasibility had not yet been established, which is included in restructuring and asset impairments in the Consolidated Statement of Operations. The remainder of the purchase price was allocated to the tangible net assets acquired. The proforma results for the years ended December 31, 2007 and 2006, respectively, would not be material to the Rohm and Haas Consolidated Statements of Operations for those respective periods. The results of operations of the light management films business are included in the Display Technologies segment of our Electronic Materials Group as of the second quarter of 2007.
On January 4, 2007, we completed the formation of Viance, LLC, a joint venture owned 50% by Rohm and Haas and 50% by Chemical Specialties, Inc. (CSI), a wholly owned subsidiary of Rockwood Holdings, Inc. Rohm and Haas paid CSI $73 million to create the new company, which combines the wood biocides business of Rohm and Haas and the wood protection chemicals business of CSI. The results of this joint venture are included in our Performance Materials Group segment as an equity method investment.
2006
In the second quarter of 2006, we acquired the net assets of Floralife®, Inc. (“Floralife”), a top global provider of post-harvest care products for the floral industry based in South Carolina, for approximately $22 million. As part of the purchase price allocation, $14 million was allocated to intangible assets, primarily consisting of licensed technology and customer relationships, $3 million to net working capital, $3 million to fixed assets, $6 million to goodwill and $4 million to deferred tax liabilities. The intangible assets primarily consist of definite-lived intangible assets with useful lives ranging from 5 to 9 years. Prior to this acquisition, we had a royalty agreement with Floralife under which we paid Floralife for the use of certain technologies. The acquisition by Rohm and Haas is intended to expand the portfolio of our AgroFresh™ business to include post-harvest flowers on a global basis. The proforma results of operations for Floralife for the years ended December 31, 2007 and 2006, respectively, are not material to the Rohm and Haas Consolidated Statements of Operations for those respective periods. The results of operations for Floralife are included in our Performance Materials Group business segment as of the second quarter of 2006. In January of 2007, we sold Floralife with the exception of certain technologies we will maintain to support the Performance Materials Group. This sale resulted in an immaterial after-tax gain in January 2007.
Dispositions
2008
On April 4, 2008, we divested our 40 percent equity interest in UP Chemical Company, a South Korean firm that specializes in advanced technology used in the production of leading edge semiconductor chips. As part of the transaction, we received approximately $114 million for our equity interest, reflecting a pre-tax gain of approximately $85 million. This gain is included in Share of affiliate earnings, net in the Consolidated Statements of Operations.
2007
None.
2006
In the second quarter of 2006, we determined that the global Automotive Coatings business became an Asset Held for Sale and qualified for treatment as a discontinued operation. We have reflected this business as such in our financial statements for all periods presented. On October 1, 2006, we completed the sale of our global Automotive Coatings business, excluding that business’ European operations, which was previously a business within our former Coatings reporting segment. Proceeds included $230 million, in cash, plus working capital adjustments as defined in the sale agreement. In January of 2007, we paid $9 million in closing working capital adjustments. In the fourth quarter of 2006, we recorded a pre-tax gain of $1 million in the sale. The European Automotive Coatings business’ operations were sold on June 30, 2007 for proceeds of $3 million. The sale resulted in a pre-tax loss of approximately $3 million.
In accordance with EITF No. 93-17, “Recognition of Deferred Tax Assets for a Parent Company’s Excess Tax Basis in the Stock of a Subsidiary That is Accounted for as a Discontinued Operation,” we recorded certain tax/book basis differences resulting in the recognition of income taxes of $24 million, which is included in the net loss from discontinued operation for 2006.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we compared the fair value of our expected disposal asset groupings and determined that the net carrying value of one asset group was impaired by approximately $7 million pre-tax during the second quarter of 2006, which is included in the loss from the discontinued operation.
The following table presents the results of operations of our Automotive Coatings discontinued operation:

(in millions)	2007	2006

Net sales from discontinued operation	$14	$78
(Loss) earnings from discontinued line of business	(1)	(6)
Income tax benefit (provision)	2	(20)

Net earnings (loss) from discontinued operation	$1	$(26)

During the fourth quarter of 2006, we also reversed $6 million in tax reserves related to a previously disposed business resulting from the favorable resolution of prior year tax contingencies.
Note 3: Provision for Restructuring and Asset Impairments
Severance and employee benefit costs associated with restructuring initiatives are primarily accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Asset impairment charges are accounted for in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” The following net restructuring charges were recorded for the three years ended December 31, 2008, 2007 and 2006, respectively, as detailed below:
Restructuring and Asset Impairments

(in millions)	2008	2007	2006

Severance and employee benefits (net)	$157	$10	$23
Asset impairments, net of gains on sales	42	18	2
Other, including contract lease termination penalties	—	—	2

Amount charged to earnings	$199	$28	$27

Restructuring by Initiative

	Severance Employee Benefits			Headcount
(in millions, except headcount)	2008	2007	2006	2008	2007	2006

Initial Charge
Electronic Technologies	$20	$3	$1	430	51	9
Display Technologies	6	—	—	95	—	—

Electronic Materials Group	$26	$3	$1	525	51	9
Paint and Coatings Materials	53	2	6	575	15	75
Packaging and Building Materials	28	1	1	298	14	18
Primary Materials	2	—	2	9	—	17

Specialty Materials Group	$83	$3	$9	882	29	110
Performance Materials Group	29	7	6	338	82	37
Salt	—	—	5	—	9	114
Corporate	15	2	5	165	30	59

Total	$153	$15	$26	1,910	201	329

Activity during 2006			$(3)			(68)
Changes in estimate			(1)			—

December 31, 2006 ending balance			22			261
Activity during 2007		$(4)	(17)		(72)	(182)
Changes in estimate		—	(3)		(9)	(47)

December 31, 2007 ending balance		11	2		120	32
Activity during 2008	$(14)	(7)	(1)	(344)	(61)	(15)
Changes in estimate	2	—	2	3	(9)	(17)
Currency effects	2	(1)	(3)

Balance at December 31, 2008	$143	$3	$—	1,569	50	—

Restructuring reserves as of December 31, 2008 total $146 million and are included in accrued liabilities in the Consolidated Balance Sheet. The restructuring reserve balance presented is considered adequate to cover committed restructuring actions. Cash payments related to severance and employee benefits are expected to be paid over the next 18 months.
2008 Actions
For the year ended December 31, 2008, we recorded approximately $153 million of expense for severance and associated employee benefits, primarily associated with the elimination of 1,910 positions resulting from:
•	An adjustment of production schedules in some manufacturing facilities to reflect current market softness;

•	A realignment of our manufacturing footprint to better utilize assets, including idling or closing underutilized plants;

•	Reducing commercial-related positions that have been directly impacted by lower market demand;

•	A 30 percent reduction of installed capacity in our emulsions network in North America, reflecting the cumulative impact of productivity improvement efforts and reduced market demand;

•	Significant reductions in selling and administrative costs for the Specialty Materials Group in mature markets;

•	An adjustment of our infrastructure for the Electronic Materials Group, reflecting the continued shift of the business to Asia;

•	Cost reductions related to productivity improvements for various other businesses and regions; and

•	The termination of toll manufacturing support arrangements at two facilities related to a prior divestiture.
During 2008, we recorded additional severance and employee benefit charges related to changes in estimate of $2 million and $2 million for 2008 and 2006 actions, respectively.
The 2008 cost savings actions are expected to yield pre-tax savings of approximately $200 million annually beginning in 2010.
Of the initial 1,910 positions identified under the total 2008 restructuring initiatives, we increased the total number of positions to be affected by these initiatives by 3 to 1,913 positions in total. As of December 31, 2008, 344 positions have been eliminated.
2007 Actions
For the year ended December 31, 2007, we recorded approximately $15 million of expense for severance and associated employee benefits, primarily associated with the elimination of 201 positions as part of our on-going efforts to reposition our business portfolio for accelerated growth by exiting non-strategic business lines, as well as to improve operating excellence through productivity initiatives in manufacturing, research and development, and business services.
Reducing the effect of the 2007 charge were favorable adjustments of $5 million for severance and employee benefits due to fewer employee separations than originally anticipated related to 2005 and 2006 actions.
The 2007 cost savings actions are expected to yield pre-tax savings of approximately $21 million annually.
Of the initial 201 positions identified, we reduced the total number of positions to be affected by these initiatives by 18 to 183 positions in total. As of December 31, 2008, 133 positions have been eliminated.

2006 Actions
For the year ended December 31, 2006, we recorded approximately $26 million of expense for severance and associated employee benefits associated with the elimination of 329 positions. These charges related to the restructuring within our North American support services and Coating and Salt segments, concentrated in North America. Our management approved these restructuring actions to implement organizational alignments to support our Vision 2010 strategic plan and to further improve the efficiency of our manufacturing network. The organizational alignments included a more streamlined business structure, and deployment of resources to higher growth markets. Staffing reductions related to several of our manufacturing operations and were a direct result of changes in the execution of existing processes and productivity improvements, while support services staffing reductions were made possible as we continue to capitalize on the enhancements achieved through the implementation of our Enterprise Resource Planning System.
This charge was partially offset by $1 million of favorable adjustments to adequately reflect changes in estimates of remaining obligations related to severance payments within our global Graphic Arts business within our Packaging and Building Materials segment, actions announced in the first quarter of 2006. Additionally, there were favorable adjustments of $2 million related to severance and employee benefits due to fewer employee separations than originally anticipated offset by $2 million for lease contract obligations related to our 2005 and prior initiatives.
The 2006 restructuring actions are expected to yield pre-tax savings of $33 million annually.
Of the initial 329 positions identified, we reduced the total number of positions by 64 to 265 positions in total. As of December 31, 2008, all positions have been eliminated.
Asset Impairments
2008 Impairments
For the year ended December 31, 2008, we recognized $42 million of fixed asset impairment charges. These charges include $3 million of impairments due to damage at our Salt operation related to hurricane Ike. In an effort to better utilize our assets we recorded $2 million of asset impairment charges relating to the closure of two plants within the Performance Materials Group, which support the Powder Coatings and Advanced Materials businesses. Reduced market demand and productivity improvements in North America resulted in the impairment of fixed assets totaling $5 million, $3 million of which impacted the Paint and Coatings Materials business and $2 million related to the Packaging and Building Materials business. In addition, the Paint and Coatings Materials business also recorded an $8 million charge relating to the closure of a plant due to continued reductions in market demand. The Packaging and Building Materials business recorded fixed asset impairment charges of $7 million due to the transfer of select business lines and $2 million relating to the exiting of a business line. An adjustment of our infrastructure for the Electronic Materials Group, reflecting the continued shift of the business to Asia resulted in asset impairment charges of $9 million; $8 million of which resulted from exiting select business lines within Packaging and Finishing Technologies, and $1 million for the closing of a research and development site relating to Semiconductor Technologies. Further, we recorded a $1 million write-off of in process research and development relating to the Gracel acquisition within Display Technologies. Lastly, we recorded $5 million of asset impairment charges in the first quarter of 2008 associated with fixed asset write downs related to the restructuring of two manufacturing facilities due to the termination of toll manufacturing support arrangements related to a prior divestiture.
2007 Impairments
For the year ended December 31, 2007, we recognized approximately $24 million of fixed asset impairment charges. These charges were offset by $6 million in gains related to sales of previously impaired assets. These impairments included the $13 million write-off within our Corporate segment of our investment in Elemica, an online chemicals e-marketplace, $5 million related to our digital imaging business line within our Performance Materials Group, a $4 million impairment of in-process research and development cost within our Display Technologies segment, comprised of $3 million and $1 million relating to the Eastman Kodak Company light management films asset acquisition and SKC Haas joint venture, respectively, and a $2 million write-down of an investment in our Electronic Technologies segment to fair market value.

2006 Impairments
For the year ended December 31, 2006, we recognized approximately $3 million of fixed asset impairment charges associated with the restructuring of our global Graphic Arts business within our Packaging and Building Materials segment. This charge was offset by $1 million for sales of previously impaired assets.
In 2006, we recorded a $7 million asset impairment related to our discontinued operation. See Note 2 to the Consolidated Financial Statements for more information.
Note 4: Other Expense (Income), net
We recorded other expense, net of $55 million in 2008. For 2007 and 2006 we recorded other income, net of $48 million and $53 million, respectively. The major categories of our other income, net are summarized in the following table:

(in millions)	2008	2007	2006

Royalty income	$(3)	$(4)	$(4)
Foreign exchange losses (gains) and related hedging	19	(5)	16
Interest and investment (income) loss	2	(18)	(27)
Sales of real estate	(7)	(3)	(3)
Tolling	(6)	(6)	(4)
Investment gains	—	—	(4)
Dow acquisition related expenses	40	—	—
Non-designated commodity hedges	18	—	—
Other, net	(8)	(12)	(27)

Total	$55	$(48)	$(53)

Note 5: Fair Value Measurements
In the first quarter of 2008, we adopted SFAS No. 157, “Fair Value Measurements,” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:
•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect our own assumptions.
The following describes the valuation methodologies used to measure fair value and key inputs:
•	Cash equivalents: We classify highly liquid investments with a maturity date of 90 days or less at the date of purchase including U.S. Treasury bills, federal agency securities and commercial paper as cash equivalents. We use quoted prices where available to determine fair value for U.S. Treasury notes, and industry standard valuation models using market based inputs when quoted prices are unavailable such as for corporate obligations.

•	Receivables, net, short term borrowings and trade and other payables: Given the short-term nature of these items the estimated fair value approximates its carrying value.

•	Long-term investments: These investments are quoted at market prices from various stock and bond exchanges.

•	Derivative instruments and long-term debt: As part of our risk management strategy, we enter into derivative transactions to mitigate exposures. Our derivative instruments include interest rate swaps on long-term debt, currency swaps and currency forwards and options. Commodity derivative instruments are used to reduce portions of our commodity price risks, especially energy. The fair values for our derivatives and related long-term debt are based on quoted market prices from various banking institutions or an independent third party provider for similar instruments.
Our population of financial assets and liabilities subject to fair value disclosures are as follows:

	Fair Value As	Fair Value Measurements at
	of		December 31,
	December 31,	2008 using Fair Value Hierarchy
(in millions)	2008	Level 1	Level 2	Level 3

Assets
Cash and cash equivalents	$335	$335	$—	$—
Receivables, net	1,538	1,538	—	—
Foreign exchange derivatives	47	—	47	—
Long-term investments	258	258	—	—

Total assets at fair value	$2,178	$2,131	$47	$—

Liabilities
Short term borrowings	$139	$139	$—	$—
Trade and other payables	633	633	—	—
Long-term debt	3,005	—	3,005	—
Foreign exchange derivatives	14	—	14	—
Commodity derivatives	11	—	11	—

Total liabilities at fair value	$3,802	$772	$3,030	$—

Counter-party Risk
We manage counter-party risk by entering into derivative contracts only with major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. On a selective basis we structure our derivative contracts to allow settlement at market if the counter-party is downgraded below investment grade. As of December 31, 2008, our largest exposure on derivative contracts with any one financial institution was $14 million, and our total exposure was $36 million. Based on our credit evaluation of each institution comprising these exposures, we have determined the carrying values as of December 31, 2008 to be fully realizable upon settlement.
Note 6: Financial Instruments
We denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. Accordingly, changing market prices for foreign currencies and commodities and changing interest rates materially impact our earnings, cash flows and the fair values of our assets and liabilities. Our operating and financing plans include actions to reduce, but not eliminate, the uncertainty associated with these changes including the use of derivative instruments. See Note 1 to our Consolidated Financial Statements.
Currency Hedges
We enter into foreign exchange option and forward contracts in order to reduce the risk associated with variability in our operating results from foreign-currency-denominated earnings, cash flows, assets and liabilities. We direct these hedging efforts toward three distinct currency hedging objectives:
(1)	To preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings, primarily with respect to transactions forecast to occur within a one-year period;

(2)	To prevent changes in the values of assets and liabilities denominated in currencies other than the legal entity’s functional currency which may create undue earnings volatility (we refer to this hedging activity as “asset and liability hedging”); and

(3)	To hedge the dollar values of our net investments in operations outside the U.S.
During 2008, non-dollar currencies in which we transacted business were weaker by year-end, on average, compared with the prior-year period. These currencies had a $25 million favorable after-tax impact on our 2008 earnings compared with 2007, net of all currency hedging. Through the first half of 2008, the dollar continued to weaken against most currencies, reaching its weakest point by mid-year. The second half of 2008 saw the resurgence of the dollar, until at December 31, 2008, the basket of currencies in which our operations are invested was weaker against the dollar than at December 31, 2007. This was recorded as a $104 million cumulative translation adjustment loss during 2008, net of gains from net investment hedges.
Hedges entered to preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings
We generally purchase options which give us the right, but not the obligation, to sell the underlying currencies when the cash flows denominated in those currencies are forecast to occur. In this way, the premiums paid for the options represent the maximum cost of the hedge. If, when the forecasted transactions occur, the underlying currencies have strengthened, the options become worthless and are expensed. In this case, the dollar values of the underlying forecast non-dollar cash flows and earnings are higher than anticipated. If the underlying currencies have weakened, the options are exercised and the underlying currencies are sold at the stronger historical rate, thus preserving the dollar values of the forecast non-dollar cash flows.
These contracts are designated as foreign currency cash flow hedges covering portions of our twelve month forecasted non-dollar cash flows and mature when the underlying cash flows being hedged are forecast to occur. Because the options are considered highly effective hedges, the cash value less cost will be reflected in earnings when the contracts mature. These contracts are marked-to-market at each balance sheet date with changes in fair value prior to maturity recorded in accumulated other comprehensive income (loss). For each of the years ended December 31, 2008 and 2007, a $4 million after-tax gain and a $2 million after-tax loss, respectively, was recorded in accumulated other comprehensive income (loss). For the years ended December 31, 2008, 2007 and 2006, an after-tax gain of $3 million, and after-tax losses of $3 million and $2 million, respectively, were recorded in earnings related to foreign currency cash flow hedges that matured during the respective periods. Changing market conditions will impact the actual amounts recorded to earnings during the following twelve-month periods. Both the effective and ineffective portions of foreign currency cash flow hedges recorded in the Consolidated Statements of Operations are classified in other income, net.
Asset and liability hedging
We contract with counter-parties to buy and sell foreign currencies to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including inter-company loans. These contracts generally require exchange of one foreign currency for another at a fixed rate at a future date. These contracts have maturities generally less than twelve months. All contracts are marked-to-market at each balance sheet date with changes in fair value recorded in other income, net. For the years ended December 31, 2008, 2007 and 2006, after-tax gains of $23 million, and after-tax losses of $30 million and $7 million, respectively, were recorded in earnings for these contracts. The impacts of these contracts were largely offset by gains and losses, respectively, resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies.
Net investment hedging
We utilize foreign exchange forward and currency collar contracts together with non-dollar borrowings to hedge the dollar values of our net investments in foreign operating units in Europe, Japan and Canada. These derivative instruments and non-dollar borrowings are designated as hedges of net investments. Accordingly, the effective portions of foreign exchange gains or losses on these hedges are recorded as part of the cumulative translation adjustment, which is part of accumulated other comprehensive income (loss). As of December 31, 2008, $223 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges and non-dollar borrowings. Of this amount, $93 million in after-tax losses at December 31, 2008 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts. As of December 31, 2007, $228 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $98 million in after-tax losses at December 31, 2007 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts.
The total notional value of derivatives and outstanding balance of non-dollar borrowings designated as hedges of net investments outstanding at December 31, 2008 and 2007 was $681 million, respectively.
Included in other comprehensive income (loss) as cumulative translation adjustment were a loss of $77 million and a gain of $27 million for the years ended December 31, 2008 and 2007, respectively, all net of related hedge gains and losses.

	Cumulative	Foreign
	Change of	Currency
	Value of Hedges	Translation	Cumulative
(in millions)	of Net	Impact on Net	Translation
Gains/(Losses)	Investment	Investment	Adjustment

Balance as of December 31, 2006	$(134)	$144	$10
Changes in fair value	(94)	111	17

Balance as of December 31, 2007	$(228)	$255	$27
Changes in fair value	5	(109)	(104)

Balance as of December 31, 2008	$(223)	146	(77)

The amounts that were considered ineffective on these net investment hedges were recorded in interest expense. Interest expense was decreased by an immaterial amount, $9 million and $19 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Commodity Hedges
We use commodity swap, option and collar contracts to reduce the effects of changing raw material prices. Some of these contracts were designated and accounted for as cash flow hedges. The notional value of these commodity derivatives outstanding at December 31, 2008 and 2007 was $14 million and $8 million, respectively. The remaining outstanding contracts at December 31, 2008, with a notional value of $66 million were not designated to receive hedge accounting treatment.
Included in accumulated other comprehensive income (loss) at December 31, 2008 and 2007 are a $1 million after-tax loss and an immaterial amount, respectively, which represents the accumulated market value changes in those outstanding commodity swap, option and collar contracts designated as hedges. To the extent these contracts are considered effective as hedges, changes in market value will be recorded in accumulated other comprehensive income (loss) and upon maturity will be recorded in earnings consistent with our purchases of the underlying commodities during the following period up to twenty-four months. For the years ended December 31, 2008, 2007 and 2006, an immaterial amount, $3 million and $14 million in losses, respectively, were recorded as components of costs of goods sold with the related tax effect recorded in tax expense with respect to those commodity swap, option and collar contracts maturing during the same periods. The ineffective portions of these contracts were immaterial to earnings in 2008, 2007 and 2006, respectively, and were recorded in other income, net.
Included in other income (expense) at December 31, 2008 is an $18 million loss which represents the accumulated market value changes in commodity swap, option and collar contracts not designated as hedges.
Interest Rate Hedges
To reach a desired level of floating rate debt, we utilize interest rate swap agreements to convert specific fixed rate debt issuances into variable rate debt. These interest rate swaps are designated as fair value hedges. The changes in fair value of interest rate swap agreements are marked-to-market through income together with the offsetting changes in fair value of the underlying notes using the short cut method of measuring effectiveness. At December 31, 2008, we had no interest rate swaps outstanding.
In September 2005, we entered into a LIBOR rate lock agreement with a bank to hedge against changes in long-term interest rates in anticipation of a long-term debt issuance, a cash flow hedge. As of December 31, 2006, $7 million of after-tax deferred net gains on the interest rate lock are in accumulated other comprehensive income (loss). In conjunction with the issuance of the debt in March of 2007, the interest rate lock agreement was settled resulting in the receipt by us of approximately $11 million from the counterparty. Since the hedge was deemed effective, the $7 million after-tax gain was recorded in accumulated other comprehensive income (loss) and will be amortized to interest expense over the life of the Euro 175 million notes due in March 2014. As of December 31, 2008, the unamortized balance included in accumulated other comprehensive income (loss) is a $5 million gain.
In September 2007, we issued $250 million of notes due in March 2013 and $850 million of notes due in September 2017. In August 2007, in anticipation of the debt issuance we entered into a $350 million interest rate lock agreement designated as a cash flow hedge to mitigate exposure to interest rate fluctuations which would impact semi-annual interest payments. In conjunction with the issuance of the debt, the interest rate lock agreement was settled resulting in a payment from us to the counterparty of approximately $10 million. Less than half a million after-tax of this value was deemed ineffective and immediately recognized in earnings during 2007. The remaining $6 million after-tax loss was recorded in accumulated other comprehensive income (loss) and will be amortized to interest expense over the life of the $850 million notes due in September 2017. As of December 31, 2008, the unamortized balance included in accumulated other comprehensive income (loss) is a $5 million loss.
In September 2007, we entered into interest rate swap agreements totaling $250 million to swap the fixed rate components of the $250 million notes due in March 2013 to a floating rate based on six-month LIBOR. In the second quarter of 2008, we entered into interest rate swap agreements totaling $850 million to swap the fixed rate component of the $850 million 10-year fixed rate notes due in June 2017, to a floating rate based on three and six month LIBOR. In November 2008, we terminated the total $1.1 billion of these interest rate swap contracts. The $69 million gain received from the termination of the interest rate swap contracts is being amortized as a reduction to interest expense over the remaining 5-year and 9-year respective lives of the notes. As of December 31, 2008, the unamortized balance included in long-term debt is a $68 million gain.
The following tables set forth the fair value of derivative instruments outstanding on the consolidated balance sheets as of December 31, 2008 and 2007.
(in millions)

Derivatives-designated as	December 31, 2008		December 31, 2007
hedging instruments under	Balance Sheet	Fair	Balance Sheet	Fair
Statement 133	Location	Value	Location	Value
Interest Rate Contracts	Other assets	$—	Other assets	$7
Foreign Exchange Contracts	Prepaid expenses and other current assets	16	Prepaid expenses and other current assets	13
Commodity Contracts	Prepaid expenses and other current assets	—	Prepaid expenses and other current assets	1

Total derivative assets		$16		$21
Foreign Exchange Contracts	Accrued liabilities	$—	Accrued liabilities	$34
Commodity Contracts	Accrued liabilities	2	Accrued liabilities	—

Total derivative liabilities		$2		$34

Net derivative assets/(liabilities)		$14		$(13)

(in millions)

Derivatives-not designated as	December 31, 2008		December 31, 2007
hedging instruments under	Balance Sheet	Fair	Balance Sheet	Fair
Statement 133	Location	Value	Location	Value
Foreign Exchange Contracts	Prepaid expenses and other current assets	$31	Prepaid expenses and other current assets	$12
Commodity Contracts	Prepaid expenses and other current assets	—	Prepaid expenses and other current assets	—

Total derivative assets		$31		$12
Foreign Exchange Contracts	Accrued liabilities	$14	Accrued liabilities	$33
Commodity Contracts	Accrued liabilities	9	Accrued liabilities	—

Derivatives-not designated as	December 31, 2008		December 31, 2007
hedging instruments under	Balance Sheet	Fair	Balance Sheet	Fair
Statement 133	Location	Value	Location	Value
Total derivative liabilities		$23		$33

Net derivative assets/(liabilities)		$8		$(21)

The following tables set forth the impact of derivative instruments and related hedged items on the consolidated income statements for the years ended December 31, 2008, 2007 and 2006.
(in millions)

Derivatives-in Statement 133	Location of Gain (Loss)	Amount of Gain (Loss) Recognized in Income on
Fair Value	Recognized in Income	Derivative
Hedging Relationships	on Derivative	2008	2007	2006
Interest Rate Contracts	Interest expense	$12	$1	$—
(in millions)

Hedged Items in Statement	Location of Gain (Loss)	Amount of Gain (Loss) Recognized in Income on
133 Fair Value Hedge	Recognized in Income	Derivative
Relationships	on Derivative	2008	2007	2006
Long-term debt	Interest expense	$(12)	$(1)	$—
(in millions)

Derivatives-in Statement 133	Amount of Gain (Loss) Recognized in OCI on
Cash Flow	Derivative (Effective Portion)
Hedging Relationships	2008	2007	2006
Interest Rate Contracts	$—	$—	$7
Foreign Exchange Contracts	6	—	(2)
Commodity Contracts	(2)	—	(1)

Total	$4	$—	$4

(in millions)

	Location of Gain (Loss)
Derivatives-in Statement 133	Reclassified from	Amount of Gain (Loss) Reclassified from
Cash Flow	Accumulated OCI into	Accumulated OCI into Income (Effective Portion)
Hedging Relationships	Income (Effective Portion)	2008	2007	2006
Interest Rate Contracts	Interest expense	$—	$1	$—
Foreign Exchange Contracts	Other income, net	(5)	4	3
Commodity Contracts	Cost of goods sold	—	3	14

	Total	$(5)	$8	$17

(in millions)

	Location of Gain (Loss)
	Recognized in Income on
	Derivative (Ineffective	Amount of Gain (Loss) Recognized in Income on
Derivatives-in Statement 133	Portion and Amount	Derivative (Ineffective Portion and Amount
Cash Flow	Excluded from	Excluded from Effectiveness Testing)
Hedging Relationships	Effectiveness Testing)	2008	2007	2006
Interest Rate Contracts	Interest expense	$—	$(1)	$—
Foreign Exchange Contracts	Other income, net	—	—	—
Commodity Contracts	Other income, net	(1)	1	—

	Total	$(1)	$—	$—

(in millions)

	Amount of Gain (Loss) Recognized in OCI on
Derivatives-in Statement 133	Derivative (Effective Portion)
Net Hedging Relationships	2008	2007	2006
Foreign Exchange Contracts	$(130)	$(130)	$(82)

(in millions)

Location of Gain (Loss)
	Reclassified from	Amount of Gain (Loss) Reclassified from
Derivatives-in Statement 133	Accumulated OCI into	Accumulated OCI into Income (Effective Portion)
Net Hedging Relationships	Income (Effective Portion)	2008	2007	2006
Foreign Exchange Contracts	(None)	$—	$—	$—
(in millions)

	Location of Gain (Loss)
	Recognized in Income on
	Derivative (Ineffective	Amount of Gain (Loss) Recognized in Income on
	Portion and Amount	Derivative (Ineffective Portion and Amount
Derivatives-in Statement 133	Excluded from	Excluded from Effectiveness Testing)
Net Hedging Relationships	Effectiveness Testing)	2008	2007	2006
Foreign Exchange Contracts	Interest expense	$—	$9	$19
(in millions)

Derivatives Not Designated as	Location of Gain (Loss)	Amount of Gain (Loss) Recognized in Income on
Hedging Instruments under	Recognized in Income on	Derivative
Statement 133	Derivative	2008	2007	2006
Foreign Exchange Contracts	Other income, net	$14	$(9)	$(5)
Commodity Contracts	Other income, net	(18)	—	—

	Total	$(4)	$(9)	$5

Note 7: Income Taxes
Earnings from continuing operations before income taxes, and minority interest earned within or outside the United States are shown below:

(in millions)	2008	2007	2006

United States
Parent and Subsidiaries	$78	$486	$688
Affiliates	95	11	—
Foreign
Subsidiaries	387	372	344
Affiliates	1	11	10

Earnings from continuing operations before income taxes and minority interest	$561	$880	$1,042

The provision for income taxes from continuing operations is composed of:

(in millions)	2008	2007	2006

Income taxes on U.S. earnings
Federal
Current	$99	$137	$208
Deferred	(80)	3	(18)
State and other	2	8	8

Total taxes on U.S. earnings	21	148	198

Taxes on foreign earnings
Current	127	134	99
Deferred	(71)	(76)	(23)

Total taxes on foreign earnings	56	58	76

Total Income Taxes	$77	$206	$274

The provision for income tax expense (benefit) attributable to items other than continuing operations is shown below:

(in millions)	2008	2007	2006

Discontinued lines of business	$(1)	$(2)	$14

Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting. Details at December 31, 2008 and 2007 were:

(in millions)	2008	2007

Deferred tax assets related to:
Compensation and benefit programs	$271	$262
Pension programs	224	30
Asset impairments and restructuring reserves	45	7
Accruals for waste disposal site remediation	44	37
Foreign Earnings	67	—
All other	117	89

Total deferred tax assets	768	425
Deferred tax liabilities related to:
Intangible assets	491	525
Depreciation and amortization	372	363
Foreign Earnings	—	53
All other	33	34

Total deferred tax liabilities	896	975

Net deferred tax liability	$128	$550

At December 31, 2008, we had foreign net operating losses of $221 million and state net operating losses of $2,131 million, all of which substantially carry a full valuation allowance. Of these, $169 million have no expiration and the remaining will expire in future years as follows: $34 million in 2009, $18 million in 2010, $27 million in 2011, $30 million in 2012, $29 million in 2013 and the remaining balance in other years.
Deferred taxes, which are classified into a net current and non-current balance by tax jurisdiction, are presented in the balance sheet as follows:

(in millions)	2008	2007

Prepaid expenses and other current assets	$217	$136
Other assets	71	83
Accrued liabilities	3	3
Deferred income taxes	413	766

Net deferred tax liability	$128	$550

The effective tax rate on pre-tax income differs from the U.S. statutory tax rate due to the following:

	2008	2007	2006
	%	%	%

Statutory tax rate	35.0	35.0	35.0
U.S. business credits	(4.4)	(2.5)	(2.7)
Foreign, including credits	(20.1)	(9.5)	(5.4)
Restructuring	2.6	0.2	(0.2)
UP Chemical Sale	1.6	—	—
Other, net	(1.0)	0.2	(0.4)

Effective tax rate	13.7	23.4	26.3

During 2008, we have recognized $2 million of foreign investment credits as a reduction of income tax expense. Deferred income taxes have been provided for the unremitted earnings of foreign subsidiaries and affiliates which have not been reinvested abroad indefinitely. Approximately $754 million, $392 million and $216 million at December 31, 2008, 2007 and 2006, respectively, of net foreign subsidiary and affiliate foreign earnings have been deemed permanently reinvested abroad. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts. No accrual of United States income tax has been made for years ended 2008, 2007 and 2006 related to these permanently reinvested earnings as there was no plan in place to repatriate any of these foreign earnings to the United States as of the end of the year.
We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of FIN 48, we recorded a non-cash cumulative transition charge of approximately $9 million, recorded as a reduction to beginning retained earnings (see Consolidated Statement of Shareholders’ Equity). A reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

(in millions)	2007

Balance at January 1, 2007	$75
Additions based on tax positions related to the current year	17
Additions for positions of prior years	18
Reductions for tax positions of prior years	(11)
Settlements	(5)
Translation impacts	3

Balance at December 31, 2007	$97

(in millions)	2008

Balance at December 31, 2007	$97
Additions based on tax positions related to the current year	13
Additions for positions of prior years	7
Reductions for tax positions of prior years	(6)
Settlements	(16)
Translation impacts	(2)

Balance at December 31, 2008	$93

In addition, we have interest and penalties provisions associated with the above tax positions which are classified as liabilities in the consolidated balance sheet. There was approximately $20 million of accrued interest and penalties as of December 31, 2007 and there is $16 million of interest and penalties as of December 31, 2008. Changes in these balances are recorded in income tax expense.
As of December 31, 2008, we have unrecognized income tax benefits totaling $93 million and related accrued interest and penalties of $16 million that, if recognized, $109 million would be recorded as a benefit to income taxes on the statement of operations and, therefore, would impact the reported effective tax rate. During 2007, we concluded the IRS audit related to our 2002, 2003 and 2004 tax years and a tax audit in Germany related to our 1999 through 2003 tax years. We are currently under audit by the IRS for years 2005, 2006 and 2007. We are also in appeal proceedings with the applicable fiscal authority in the United States and Canada. Although it is not possible to predict the timing or the conclusion of these pending audits and appeal proceedings with accuracy, we do not anticipate that the current IRS audit will be complete by the end of 2009. Given the various stages of completion of audits, we can not currently anticipate significant changes in the amount of unrecognized income tax benefits over the next year.
As of December 31, 2008, the following tax years remained subject to examination by the major tax jurisdiction indicated:

Major
Jurisdictions	Open Years
Canada	1999 through 2001, 2003 through 2008
China	2001 through 2008
France	2004 through 2008
Germany	2004 through 2008
Italy	2003 through 2008
Japan	2001 through 2008
Korea	2002 through 2008
Switzerland	2005 through 2008
Taiwan	2002 through 2008
United Kingdom	2003 through 2008
United States	2005 through 2008
We are also subject to income taxes in many hundreds of state and local taxing jurisdictions in the U.S. and around the world, many of which are still open to tax examinations. Management does not believe these represent a significant financial exposure for the Company.
Note 8: Segment Information

We operate seven reportable segments: Electronic Technologies, Display Technologies, Paint and Coatings Materials, Packaging and Building Materials, Primary Materials, Performance Materials Group, and Salt. Electronic Technologies and Display Technologies are managed under one executive as the Electronic Materials Group. Similarly, Paint and Coatings Materials, Packaging and Building Materials and Primary Materials are managed under one executive as the Specialty Materials Group. The reportable operating segments and the types of products from which their revenues are derived are discussed below.
•	Electronic Technologies

This group of businesses provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. It is comprised of three aggregated businesses: Semiconductor Technologies, Circuit Board Technologies, and Packaging and Finishing Technologies. The Semiconductor Technologies business develops and supplies integrated products and technologies on a global basis enabling our customers to drive leading-edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization, the process used to create the flawless surfaces required to allow manufacturers to make faster and more powerful integrated circuits and electronic substrates. The Circuit Board Technologies business develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density circuit boards in computers, cell phones, automobiles and many other electronic devices. The Packaging and Finishing Technologies business develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications.

•	Display Technologies

This business develops, manufactures and markets materials used in the production of electronic displays. This business includes our joint venture with SKC Co. Ltd. of South Korea, SKC Haas Display Films (“SKC Haas”), which develops, manufactures, and markets advanced specialty films and materials used in LCD and plasma displays. These include light diffuser films, micro lens films, optical protection films, release protection films, reflectors, technology for touch panels, Plasma Display Panel filters, and process chemicals used to manufacture LCD color filters. This business also includes the leading-edge light management film technology acquired from Eastman Kodak in 2007, as well as process chemicals used in LCD production originally developed by Rohm and Haas. On April 4, 2008, we acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode materials for approximately $41 million. In July 2008, we acquired the operations of SKC Euro Display for approximately $28 million. See Note 2 for further discussion on this acquisition. The results of these acquisitions have been included in Display Technologies since their respective acquisition dates.

•	Paint and Coatings Materials

This business produces acrylic emulsions and additives that are used primarily to make decorative and industrial coatings. Its products are critical components used in the manufacture of architectural paints used by do-it-yourself consumers and professional contractors. Paint and Coatings Materials products are also used in the production of industrial coatings (for use on wood and metal, and in traffic paint); in construction applications (for use in roofing materials, insulation, and cement modification); and floor care products. On April 1, 2008, we acquired the FINNDISP former division of OY Forcit AB, a Finnish paint emulsions operation for approximately 52 million Euros or approximately U.S. $79 million. Beginning on April 1, 2008, the results of this operation are included in Paint and Coatings Materials. See Note 2 for further discussion on this acquisition.

•	Packaging and Building Materials

This business offers a broad range of polymers, additives, and formulated value-added products (which utilize a broad range of chemistries and technologies, including our world-class acrylic technology). Its products are used in a wide range of markets, including: packaging and paper, building and construction, durables and transportation, and other industrial markets. Product lines include: additives for the manufacture of plastic and vinyl products, packaging, pressure sensitive, construction, and transportation adhesives, as well as polymers and additives used in textile, graphic arts, nonwoven, paper and leather applications.

•	Primary Materials

This business produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products which are building blocks used in our downstream polymer businesses and which are also sold externally. Internal consumption of Primary Materials products is principally in the Paint and Coatings Materials and Packaging and Building Materials businesses. Primary Materials also provides polyacrylic acid dispersants, opacifiers and rheology modifiers/thickeners to the global household and industrial markets.

•	Performance Materials Group

This business group includes our other businesses that facilitate the use of technologies to meet growing societal needs in the areas of water, food, personal care and energy. It is comprised of the operating results of Process Chemicals and Biocides and Powder Coatings. Also included in the results of our Performance Materials Group are several small businesses, including AgroFresh and Advanced Materials, that are building positions based on technology areas outside of the core of the company’s operations. Its products include: ion exchange resins, sodium borohydride, biocides, polymers and additives used in personal care applications and other niche technologies.

•	Salt

The Salt business houses the Morton Salt name, including the well-known image of the Morton Salt Umbrella Girl and the familiar slogan, “when it rains it pours.” This business also encompasses the leading table salt brand in Canada, Windsor Salt. Salt’s product offerings extend well beyond the consumer market to include salts used for food processing, agriculture, water conditioning, highway ice-control and industrial processing applications. On July 31, 2008, we acquired the Season-All® brand from McCormick & Company for approximately $15 million. Beginning on July 31, 2008, the results of this business were included in the Salt segment. See Note 2 for further discussion on this acquisition.
The table below presents net sales by business segment. Segment eliminations are presented for intercompany sales between the reportable segments within the Specialty Materials Group.

(in millions)	2008	2007	2006

Electronic Technologies	$1,654	$1,666	$1,551
Display Technologies	284	45	13

Electronic Materials Group	$1,938	$1,711	$1,564
Paint and Coatings Materials	2,217	2,120	2,050
Packaging and Building Materials	1,807	1,826	1,776
Primary Materials	2,367	2,078	1,979
Elimination of Inter-segment Sales	(1,222)	(1,103)	(1,102)

Specialty Materials Group	$5,169	$4,921	$4,703
Performance Materials Group	1,248	1,205	1,134
Salt	1,220	1,060	829

Total	$9,575	$8,897	$8,230

The tables below present summarized financial information about our reportable segments:

	Pre-tax
	Earnings
	(loss) from	Share of
2008	continuing	affiliate			Segment	Capital
(in millions)	operations	earnings, net	Depreciation	Amortization	assets	additions

Electronic Technologies	$390	$87	$70	$17	$1,635	$111
Display Technologies	(40)	—	12	5	376	49

Electronic Materials Group	$350	$87	$82	$22	$2,011	$160
Paint and Coatings Materials	169	—	81	2	885	82
Packaging and Building Materials	55	1	66	10	1,602	40
Primary Materials	82	—	76	—	1,039	83

Specialty Materials Group	$306	$1	$223	$12	$3,526	$205
Performance Materials Group	117	9	50	20	1,420	26
Salt	177	—	82	8	1,618	54
Corporate(1)	(389)	—	30	1	1,334	75

Total	$561	$97	$467	$63	$9,909	$520

	Pre-tax
	Earnings (loss)
	from	Share of
2007	continuing	affiliate			Segment	Capital
(in millions)	operations	earnings, net	Depreciation	Amortization	assets	additions

Electronic Technologies	$410	$10	$59	$17	$1,688	$82
Display Technologies	(23)	—	2	1	376	18

Electronic Materials Group	$387	$10	$61	$18	$2,064	$100
Paint and Coatings Materials	323	—	58	1	930	95
Packaging and Building Materials	161	1	59	10	1,667	34
Primary Materials	108	—	82	—	1,030	74

Specialty Materials Group	$592	$1	$199	$11	$3,627	$203
Performance Materials Group	132	11	50	19	1,463	34
Salt	115	—	81	8	1,691	58
Corporate(1)	(346)	—	21	1	1,262	59

Total	$880	$22	$412	$57	$10,107	$454

	Pre-tax
	Earnings (loss)
	from	Share of
2006	continuing	affiliate			Segment	Capital
(in millions)	operations	earnings, net	Depreciation	Amortization	assets	additions

Electronic Technologies	$345	$9	$56	$17	$1,616	$82
Display Technologies	1	—	—	—	11	—

Electronic Materials Group	$346	$9	$56	$17	$1,627	$82
Paint and Coatings Materials	353	—	55	1	848	70
Packaging and Building Materials	186	1	57	9	1,667	28
Primary Materials	215	—	87	1	976	69

Specialty Materials Group	$754	$1	$199	$11	$3,491	$167
Performance Materials Group	103	—	50	20	1,395	41
Salt	54	—	77	7	1,607	48
Corporate(1)	(215)	—	21	1	1,417	66

Total	$1,042	$10	$403	$56	$9,537	$404

Notes:

(1)	Corporate includes items such as corporate governance costs, interest income and expense, environmental remediation expense, Dow acquisition costs, insurance recoveries, exploratory research and development expense, balance sheet currency translation gains and losses, any unallocated portion of shared services and certain discrete period tax items.
The table below presents sales by geographic area. Sales are attributed to the geographic location based on customer location and not on the geographic location from which goods were shipped. Long-lived assets are attributed to geographic areas based on asset location. We define long-lived assets as Land, Buildings and Equipment.

			Asia-
		European	Pacific
(in millions)	U.S.	Region	Region	Other	Total

2008
Net sales	$3,928	$2,408	$2,313	$926	$9,575
Long-lived assets	1,614	437	597	205	2,853
2007
Net sales	$3,893	$2,241	$1,973	$790	$8,897
Long-lived assets	1,644	427	547	253	2,871
2006
Net sales	$3,845	$2,030	$1,659	$696	$8,230
Long-lived assets	1,639	415	384	231	2,669
Notes:

(1)	Certain prior year reclassifications have been made to conform to current year presentations.

Note 9: Retirement Benefits
We sponsor and contribute to qualified and non-qualified pension and postretirement benefit plans that provide defined benefits to U.S. and non-U.S. employees. Pension benefits earned are generally based on years of service and compensation during active employment.
Our non-qualified pension plans consist of noncontributory pension plans that provide supplemental defined benefits primarily to U.S. employees whose benefits under the qualified pension plan are limited by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
In addition to pension benefits, we provide postretirement benefits including health care and life insurance benefits under numerous plans for substantially all of our domestic retired employees, for which we are self-insured. Most retirees are required to contribute toward the cost of such coverage. We also provide health care and life insurance benefits to some non-U.S. retirees primarily in France and Canada.
In September 2006, the FASB issued SFAS No. 158. This statement amends SFAS Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires employers to recognize the overfunded or underfunded projected benefit obligation (PBO) of a defined benefit plan as an asset or liability in the statement of financial position. The PBO represents the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future salary increases. Prior to the issuance of SFAS No. 158, the consolidated balance sheet as of a fiscal year-end was required to, at a minimum, reflect an amount equal to the unfunded accumulated benefit obligation (ABO), which differs from the projected benefit obligation in that it includes no assumption on future compensation levels. SFAS No. 158 also requires employers to recognize annual changes in gains or losses, prior service costs, or other credits that have not been recognized as a component of net periodic pension cost, net of tax, through comprehensive income. As a result of the adoption of the recognition provisions of SFAS No. 158, we recorded a $245 million increase to Accumulated other comprehensive loss as of December 31, 2006 in Stockholders’ Equity. All of our pension and postretirement plans have a measurement date of December 31.
Qualified Pension Plans
A summary of the net periodic expense for these plans is as follows:

(in millions)	2008		2007		2006
Components of net periodic pension expense:	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Service cost	$53	$23	$59	$22	$57	$20
Interest cost	99	45	95	39	95	34
Expected return on plan assets	(150)	(47)	(142)	(45)	(122)	(39)
Unrecognized prior service (credit) cost	(4)	—	2	—	2	—
Unrecognized net actuarial loss	1	7	11	9	28	10

Pension judgment	—	—	65	—	—	—
Net settlement and curtailment gain	—	(1)	—	(1)	—	—

Net periodic pension (credit) expense	$(1)	$27	$90	$24	$60	$25

Included in 2007 net periodic pension expense is a pre-tax non-cash charge of $65 million relating to a decision rendered by the Seventh Circuit Court of Appeals on August 14, 2007, affirming an Indiana Federal District Court’s decision that participants in the Rohm and Haas Pension Plan who elected a lump sum benefit during a class period have the right to a cost-of-living adjustment (“COLA”) as part of their retirement benefit. See Note 26 for further discussion.
The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average assumptions
used to determine net periodic
pension expense for the period
January 1, - December 31,	2008		2007		2006
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	6.21%	5.66%	5.90%	5.05%	5.70%	4.77%
Expected return on plan assets	8.50%	6.68%	8.50%	6.72%	8.50%	6.97%
Rate of compensation increase	4.00%	4.24%	4.00%	3.91%	4.00%	3.88%

The discount rates were determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. A 1% increase in the discount rate would have decreased the net periodic benefit expense for 2008 by $18 million. A 1% decrease in the discount rate would have increased the 2008 net periodic benefit expense by $34 million.
To the extent the expected return on plan assets varies from the actual return, an actuarial gain or loss results. Each 1% increase or decrease in the expected rate of return assumption would have decreased or increased the global net periodic pension benefit expense for 2008 by $25 million.
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

Weighted-average assumptions used to determine the projected
benefit obligation for years ended December 31,	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	6.50%	5.83%	6.21%	5.66%
Rate of compensation increase	4.00%	3.94%	4.00%	4.24%
The following table reflects the change in our projected benefit obligation and the change in the fair value of plan assets based on the measurement date, as well as the amounts recognized in our balance sheets:

	2008		2007
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$1,644	$849	$1,683	$745
Service cost, excluding expenses	53	23	59	22
Interest cost	99	45	95	39
Participant contributions	—	4	—	5
Plan amendments	—	2	(53)	(1)
Actuarial gain	(72)	(63)	(100)	(15)
Benefits paid	(131)	(35)	(105)	(34)
Acquisitions and plan transfers	—	—	—	34
Curtailments	—	(1)	—	(2)
Settlements	—	—	—	(4)
Pension judgment	—	—	65	—
Foreign currency translation adjustment	—	(166)	—	60
Pension benefit obligation at end of year	$1,593	$658	$1,644	$849
Change in plan assets:
Fair value of plan assets at beginning of year	$1,807	$751	$1,787	$667
Actual (loss) return on plan assets	(471)	(75)	125	15
Employer contribution	—	32	—	30
Participant contributions	—	4	—	5
Acquisitions and plan transfers	—	—	—	12
Settlements	—	—	—	(4)
Benefits paid	(131)	(35)	(105)	(34)
Foreign currency translation adjustment	—	(144)	—	60
Fair value of plan assets at end of year	$1,205	$533	$1,807	$751
Funded status at end of year	$(388)	$(125)	$163	$(98)

Amounts recognized in the consolidated balance sheets:
Other assets	$—	$8	$163	$20
Accrued liabilities	—	—	—	(1)
Employee benefits	(388)	(133)	—	(117)
Net amounts recognized	$(388)	$(125)	$163	$(98)

The changes in plan assets and benefit obligation that have been recognized in Accumulated Other Comprehensive Loss during 2008 consist of the following:

(in millions)	2008		2007
Other changes in plan assets and benefit
obligation recognized in Accumulated other comprehensive loss	U.S.	Non-U.S.	U.S.	Non—U.S.

Net actuarial loss (gain)	$548	$50	$(83)	$21
Recognized actuarial loss	(1)	(7)	(11)	(8)
Prior service cost (credit)	—	2	(53)	(1)
Recognized prior service credit (cost)	4	—	(2)	—

Total recognized in Accumulated other comprehensive loss, before tax	$551	$45	$(149)	$12

The net unrecognized actuarial loss represents the actual changes in the estimated obligation and plan assets that have not been recognized in our income statement. As of December 31, 2008, this amounted to $866 million for our global qualified pension plans, up from a net unrecognized loss of $270 million as of December 31, 2007. The increase in actuarial losses is primarily due to losses on plan assets in excess of expected gains, which contributed $743 million to the loss, partially offset by actuarial gains due to an increase in the discount rate for both U.S. and Non-U.S. plans.
Actuarial gains achieved on our U.S. retirement plan during 2007 were primarily attributable to higher discount rates on our global plans as of December 31, 2007, as well as the favorable impact of plan amendments approved by management during the year. Principal changes to the U.S. retirement plan include the adoption of a new discount rate for lump sum benefits paid on or after December 31, 2008 in accordance with the Pension Protection Act of 2006, and a revision of the plan’s benefit formula which will eliminate the cost of living adjustment on benefits earned on or after December 31, 2008. Actuarial gains were partially offset by lower than expected actual returns on plan assets for our global plans, which contributed $47 million to our unrecognized net loss during 2007.
Actuarial gains and losses are not recognized immediately, but instead are accumulated as a part of the unrecognized net loss balance and amortized into net periodic pension expense over the average remaining service period of participating employees as certain thresholds are met.
Because the total unrecognized net loss exceeds the greater of 10% of the projected benefit obligation or 10% of the plan assets, the excess will be amortized over the average expected future working lifetime of active plan participants. As of December 31, 2008, the average expected future working lifetime of active plan participants varies by plan and is within a range of 1 to 26 years.
Items included in accumulated other comprehensive loss represent amounts that have not been recognized in net periodic pension expense. The components recognized in accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2008 and December 31, 2007 include:

(in millions)	2008		2007
Amounts recognized in accumulated other comprehensive loss, before tax	U.S.	Non-U.S.	U.S.	Non-U.S.
Net actuarial loss	$709	$197	$162	$154
Prior service credit	(40)	—	(44)	(2)

Total	$669	$197	$118	$152

Year—end 2008 amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic pension expense during fiscal year 2009 are as follows:

(in millions)	Pension
	U.S.	Non-U.S.

Net actuarial loss	$13	$3
Prior service credit	(4)	—

Total	$(9)	$3

The net assets of our defined benefit pension plans, which consist primarily of equity and debt securities, were measured at market value. The plans are prohibited from holding shares of Rohm and Haas stock, except where it is a component of an index fund. The target and actual plan asset allocation at December 31, 2008 and 2007, by asset category for U.S. and the significant non-U.S. plans, are as follows:

			Percentage of Plan Assets
	Targeted %		Actual %		Targeted %		Actual %
	2008		2008		2007		2007
Asset Category	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Equity securities	54	49	47	42	65	49	64	49
Debt securities	24	36	29	39	23	36	23	35

			Percentage of Plan Assets
	Targeted %		Actual %		Targeted %		Actual %
	2008		2008		2007		2007
Asset Category	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Insurance contracts	—	8	—	14	—	8	—	9
Real estate	10	5	12	4	7	5	7	5
Hedge funds	7	—	8	—	5	—	5	—
Other	5	2	4	1	—	2	1	2

Total	100	100	100	100	100	100	100	100

The fiduciaries of our plans determine how investments should be allocated among asset categories after taking into account plan demographics, asset returns and acceptable levels of risk. Asset allocation targets are established based on the long—term return and volatility characteristics of the asset categories. The targeted asset category allocations recognize the benefit of diversification and the profiles of the plans’ liabilities. The plans’ assets are currently invested in a variety of funds representing most standard equity and debt security classes, as well as direct investments in equity securities. In 2008 we revised our U.S. plan investment policy to increase our investments in hedge funds and alternative asset classes and reduce our investment in equity securities, with the goal of increasing our returns while lowering annual asset volatility. We perform periodic reviews of our U.S. plan investment policy to ensure that our plan investments are balanced with the goal of containing potential declines in asset values within a specified percentage and preventing negative returns over a five year period. The plans’ investment policy mandates diversification, consistent with that goal. We are permitted to make changes to our U.S. plan investment policy at any time.
Projected benefit payments, which reflect expected future service, are as follows:

(in millions)	U.S.	Non-U.S.

2009	$110	$27
2010	117	29
2011	124	32
2012	125	33
2013	136	37
2014-2018	778	223
In 2008, we contributed approximately $32 million to our qualified pension plans, up from the $30 million contributed in the prior year period. Total funding for our non-U.S. qualified pension plans of $32 million includes $12 million paid to fund shortfalls in our UK pension trust.
We are not required to and therefore do not expect to make contributions to our U.S. pension trust during 2009. We do expect to contribute approximately $29 million to fund our non-U.S. qualified pension plans, however funding requirements significantly depend on changes in assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plans, and any legislative or regulatory changes affecting plan funding requirements. The company may increase, accelerate, decrease or delay contributions to the plans to the extent permitted by law.
The accumulated benefit obligation (ABO) is the actuarial present value of benefits attributed to employee service rendered to a particular date, based on current salaries. The ABO for our U.S. plans was $1,409 million and $1,357 million, at December 31, 2008 and 2007, respectively. The ABO for our non-U.S. plans was $578 million and $745 million at December 31, 2008 and 2007, respectively.
The following table provides information on pension plans where the ABO exceeds the value of plan assets:

(in millions)	2008		2007
Plans for which accumulated
benefit obligation exceeds assets:	U.S.	Non—U.S.	U.S.	Non—U.S.

Projected benefit obligation	$1,593	$418	$—	$529
Accumulated benefit obligation	1,409	377	—	478
Fair value of plan assets	1,205	307	—	413
Non-Qualified Pension Plans
The following disclosures include the components of net periodic pension cost and other amounts recognized in Accumulated other comprehensive loss for both the U.S. and Canadian non—qualified pension plans:

(in millions)	2008	2007	2006

Components of net periodic pension expense:
Service cost	$2	$3	$2
Interest cost	9	9	9
Unrecognized prior service cost	—	—	1
Other amortization, net	3	3	4

Net periodic pension expense	$14	$15	$16

The following table sets forth the weighted average assumptions used in the calculation of net periodic pension expense:

Weighted-average assumptions used to determine net
expense for the period January 1, - December 31,	2008	2007	2006

Discount rate	6.19%	5.90%	5.70%
Rate of compensation increase	4.00%	4.00%	4.00%
The following table sets forth the weighted average assumptions used in the calculation of the PBO:

Weighted-average assumptions used to determine
benefit obligation for years ended December 31,	2008	2007

Discount rate	6.50%	6.20%
Rate of compensation increase	4.00%	4.00%
The following table reflects the change in our projected benefit obligation and fair value of plan assets based on the measurement date:

(in millions)	2008	2007

Change in pension benefit obligation:
Pension benefit obligation at beginning of year	$151	$155
Service cost, excluding expenses	2	3
Interest cost	9	9
Amendments	—	(1)
Actuarial loss (gain)	6	(3)
Benefits paid	(16)	(12)
Currency translation adjustment	(1)	—

Pension benefit obligation at end of year	$151	$151

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	16	12
Benefits paid	(16)	(12)

Fair value of plan assets at end of year	$—	$—

Funded status at end of year	$(151)	$(151)

Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(11)	$(11)
Employee benefits	(140)	(140)

Net amounts recognized	$(151)	$(151)

The changes in plan assets and benefit obligation that have been recognized in Accumulated Other Comprehensive Loss during 2008 for our non-qualified plans consist of the following:

(in millions)	2008	2007

Other changes in plan assets and benefit obligation recognized in Accumulated other comprehensive loss
Net actuarial loss (gain)	$6	$(3)
Recognized actuarial loss	(3)	(4)
Prior service credit	—	(1)

Total recognized in Accumulated other comprehensive loss, before tax	$3	$(8)

Amounts recognized in Accumulated Other Comprehensive Loss, before tax impact, as of December 31, 2008, include net unrecognized actuarial losses of $56 million and unrecognized prior service credit of $1 million. The estimated December 31, 2008, net actuarial loss that will be amortized from Accumulated Other Comprehensive Loss into net periodic pension expense over the next fiscal year is $4 million.
Non-qualified plan contributions, which reflect expected future service, are as follows:

(in millions)	Total

2009	$12
2010	12
2011	12
2012	12
2013	12
2014-2018	62
The ABO of the non-qualified plans is $144 million and $139 million as of December 31, 2008 and 2007, respectively.
Defined Contribution Plans
Employee Stock Ownership and Savings Plan
We have an employee stock ownership and savings plan (“the Savings Plan”) where eligible employees may contribute up to 50% of qualified before-tax pay and up to 19% of after-tax pay, subject to the annual limit set by the IRS. During 2006 and 2007, we matched the first 6% of the salary contributed at 60 cents on the dollar. As of January 1, 2008, we match 100% of the first 3% of salary contributed, and 50% of the next 3% of salary contributed. We provide for the Savings Plan matching contributions with common shares through a leveraged Employee Stock Ownership Plan (ESOP). We recorded compensation expense for the Savings Plan of $6 million annually in 2008, 2007 and 2006 for ESOP shares allocated to plan members. See Note 22 for more information on the Savings Plan.
Non-qualified Savings Plan
We have a non-qualified savings plan for eligible employees in the U.S. The purpose of the plan is to provide additional retirement savings benefits for employees above a certain level beyond the otherwise determined savings benefits provided by the Savings Plan. Each participant’s non-qualified savings plan contributions are notionally invested, based upon the participant’s instructions, in the same investment fund offerings as provided in the Savings Plan. We contribute a notional amount equal to 100% of the first 3% contributed, and 50% of the next 3% contributed by the participant. Our matching contributions are allocated to deferred stock units. At the time of distribution, each deferred stock unit is distributed as one share of Rohm and Haas Company common stock. Participants can also make an irrevocable election to convert restricted stock, which has not been granted, into Rohm and Haas Stock Units in the year prior to the year in which they are granted. We do not match these elections. Participants in the Long-term Performance Share Plan (“LTPSP”) (See Note 23) may defer their LTPSP payments into the Plan. We do not match these elections. We recorded expense of $2 million, $3 million, and $5 million in 2008, 2007 and 2006, respectively, for non-qualified savings plan.
Non-qualified Trust
We have a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments for both our non-qualified U.S. pension and savings plans. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees. Therefore, they are accounted for as corporate assets and are classified as other non-current assets. Assets held in trust totaled $257 million and $76 million at December 31, 2008 and 2007, respectively. The increase in 2008 is due to a contribution of $200 million made during December 2008 in anticipation of our merger with The Dow Chemical Company, as required by the terms of our Rabbi Trust, prior to a change in control. Should the merger not be consummated the provisions of the Rabbi Trust allow for the return of the contribution at Rohm and Haas’ request.
Other Postretirement Benefits
The following disclosures include amounts for both the U.S. and significant non-U.S. postretirement plans:

(in millions)	2008	2007	2006

Components of net periodic postretirement cost:
Service cost	$4	$5	$5
Interest cost	25	26	25
Expected Return on Plan Assets	(2)	(2)	(1)
Net amortization	1	—	—

Net periodic postretirement cost	$28	$29	$29

The following table sets forth the discount rate used in the calculation of net periodic postretirement cost for the U.S. plans:

	2008	2007	2006

Weighted-average discount rate for annual expense:	6.10%	5.90%	5.60%
Different discount rates are used for non-U.S. plans, which account for approximately 17% of the total benefit obligation as of December 31, 2008.
The following table reflects the change in the postretirement benefit obligation and the plans’ funded status based on the measurement date:

(in millions)	2008	2007

Change in postretirement benefit obligation:
Benefit obligation at beginning of year	$441	$458
Service cost	4	5
Interest cost	25	26
Contributions	19	15
Actuarial gain	(6)	(18)
Medicare Part D payments received	7	3
Benefits paid	(58)	(60)
Foreign currency translation adjustment	(15)	12

Benefit obligation at end of year	$417	$441

Change in plan assets:
Fair value of plan assets at beginning of year	28	25
Actual (loss) return on plan assets	(8)	3
Employer contribution	33	42
Participant contributions	18	15
Benefits paid (net of Medicare Part D subsidy)	(51)	(57)

Fair value of plan assets at end of year	$20	$28

Funded status at end of year	$(397)	$(413)

Amounts recognized in the consolidated balance sheets:
Accrued liabilities	$(23)	$(11)
Employee benefits	(374)	(402)

Net amounts recognized	$(397)	$(413)

Plan assets for the U.S. postretirement benefit plan primarily consist of debt and equity securities.
The changes in plan assets and benefit obligation that have been recognized in Accumulated other comprehensive loss during 2008 and 2007 for our postretirement benefit plans consist of the following:

(in millions)	2008	2007

Other changes in plan assets and benefit obligation recognized in Accumulated other comprehensive loss
Net actuarial loss (gain)	$4	$(18)
Recognized actuarial loss	(2)	(2)
Recognized prior service credit	1	2

Total recognized in Accumulated other comprehensive loss, before tax	$3	$(18)

The components recognized in Accumulated other comprehensive loss, prior to adjustment for taxes, as of December 31, 2008 include:

(in millions)	2008	2007

Amounts recognized in Accumulated other comprehensive loss, before tax:
Net actuarial loss	$22	$20
Prior service credit	(6)	(7)

Total	$16	$13

The December 31, 2008 estimated net actuarial loss and prior service credit that will be amortized from Accumulated other comprehensive loss into net periodic postretirement cost over the next fiscal year are each $1 million.
The following table sets forth the weighted average discount rate used in the calculation of the U.S. postretirement benefit obligation:

	2008	2007	2006

Weighted-average discount rate for year-end APBO:	6.50%	6.10%	5.90%
The U.S. plan generally limits our per-capita cost of benefits to double the 1992 cost. Different cost limits apply to some groups of participants, and there are some retirees to whom the limits do not apply. The limits greatly reduce the impact of health care cost trend rates on the benefit obligation and expense.

We receive a federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 as our postretirement benefit plan provides a benefit that is at least actuarially equivalent to the prescription drug benefit under Medicare Part D.
Projected benefit payments for our U.S. and non-U.S. plans, which reflect expected future service are as follows:

		Estimated
	Benefit payments	amount of
	before Medicare	Medicare Part D	Net benefit
(in millions)	Part D subsidy	subsidy	payments

2009	$44	$4	$40
2010	43	4	39
2011	43	5	38
2012	42	5	37
2013	41	5	36
2014-2018	194	27	167
Note 10: Employee Benefits

(in millions)	2008	2007

Postretirement health care and life insurance benefits	$374	$402
Supplemental pension plan	140	140
Long-term disability benefit costs	45	43
Pension liabilities	521	117
Other	58	58

Total	$1,138	$760

See Note 9 for more information on pension and postretirement health care benefits.
Note 11: Restricted Cash
Restricted cash in 2007 of $3 million represents investments in cash equivalents through a trust designed to meet financial assurance requirements of U.S., state and local environmental agencies with respect to plant operations. In 2008, these financial assurances were provided through letters of credit. These requirements are based on an annual assessment of our net worth.
Note 12: Receivable, net

(in millions)	2008	2007

Customers	$1,360	$1,610
Value added tax	106	160
Affiliates	6	24
Employees	9	7
Other	101	111

Receivables, gross	$1,582	$1,912
Less: allowance for doubtful accounts	44	36

Total	$1,538	$1,876

Value added tax recorded in receivables, net, is reclaimable from the governmental jurisdictions. Employee receivables are primarily comprised of relocation and education reimbursements for our employees.
Note 13: Inventories
Inventories consist of the following:

(in millions)	2008	2007

Finished products	$565	$479
Work in process	325	345
Raw materials	157	151
Supplies	52	49

Total	$1,099	$1,024

Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) inventory method for domestic inventories, which approximates 35% and 39% of the total inventory balance at December 31, 2008 and 2007, respectively. The remainder is determined by the first-in, first-out (FIFO) method. The excess of replacement cost over the value of inventories based upon the LIFO method was $147 million and $170 million at December 31, 2008 and 2007, respectively. Liquidation of LIFO layers resulted in an immaterial net decrease to cost of goods sold in 2008 and 2006. The 2007 liquidation of LIFO layers resulted in a decrease to cost of goods sold of $9 million.
Note 14: Prepaid Expenses and Other Current Assets

(in millions)	2008	2007

Deferred tax assets	$217	$136
Prepaid expenses	94	78
Income tax receivable	31	—
Other current assets	44	44

Total	$386	$258

Note 15: Land Buildings and Equipment, net

			Estimated
(in millions)	2008	2007	Life

Land	$154	$146
Buildings and improvements	1,863	1,855	10-50
Machinery and equipment	6,278	6,155	3-20
Capitalized interest	367	352	11
Construction in progress	231	271

Land, buildings, and equipment, gross	8,893	8,779
Less: Accumulated depreciation	6,040	5,908

Total	$2,853	$2,871

In 2008, 2007 and 2006, respectively, interest costs of $15 million, $12 million and $11 million were capitalized. Amortization of such capitalized costs included in depreciation expense was $14 million in 2008, 2007 and 2006, respectively.
Depreciation expense was $467 million, $412 million and $403 million in 2008, 2007 and 2006, respectively.

Note 16: Goodwill and Other Intangible Assets, net
Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007, by business segment, are as follows:

					Packaging
			Electronic	Paint and	and		Specialty	Performance
2008	Electronic	Display	Materials	Coatings	Building	Primary	Materials	Materials
(in millions)	Technologies	Technologies	Group	Materials	Materials	Materials	Group	Group	Salt	Total

Balance as of January 1, 2007(1)	$368	$—	$368	$63	$517	$29	$609	$241	$323	$1,541
Goodwill related to acquisitions(2)	6	95	101	—	—	—	—	—	—	101
Currency effects and other (3 & 4)	—	(1)	(1)	3	10	—	13	10	4	26

Balance as of December 31, 2007	$374	$94	$468	$66	$527	$29	$622	$251	$327	$1,668
Goodwill related to acquisitions (2)	1	28	29	23	—	—	23	—	—	52
Currency effects and other (4&5)	(1)	(30)	(31)	(5)	(12)	—	(17)	(2)	(4)	(54)

Balance as of December 31, 2008	$374	$92	$466	$84	$515	$29	$628	$249	$323	$1,666

Notes:

(1)	Certain prior year balances have been reclassified to conform to the current year presentation.

(2)	Goodwill related to acquisitions is due to the following: $1 million and $6 million, 2008 and 2007, respectively, Electronic Technologies — buyback of additional shares of CMPT; $28 million and $95 million, respectively, Display Technologies- the 2008 acquisition of Gracel Display, Inc., and the 2007 acquisition of our controlling interest in SKC Haas Display Film Co. Ltd.; and $23 million, Paint and Coatings Materials — related to the 2008 acquisition of FINNDISP.

(3)	Goodwill related to divestitures is due to the following: $4 million-Performance Materials-related to the 2007 sale of Floralife®, Inc.

(4)	Certain goodwill amounts are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(5)	Relates to adjustments to opening balance sheet liabilities due to the favorable resolution of tax audits resulting in the reduction of tax reserves and valuation allowances.
Intangible Assets
SFAS No. 142 established two broad categories of intangible assets: finite-lived intangible assets, which are subject to amortization; and indefinite-lived intangible assets, which are not subject to amortization.

The following table provides information regarding our intangible assets:
Gross Asset Value

	Finite Lived
				Patents,
	Developed	Customer		Licenses &	Indefinite Lived
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2007	$398	$881	$141	$172	$75	$329	$1,996
Currency(1)	8	26	3	—	9	7	53
Acquisitions(2)	14	16	—	1	—	—	31
Divestures(3)	(2)	(12)	(2)	(1)	—	(1)	(18)

Balance as of December 31, 2007	$418	$911	$142	$172	$84	$335	$2,062
Currency(1)	(7)	(31)	—	1	(12)	(9)	(58)
Acquisitions(2)	1	21	11	2	—	2	37
Divestures(3)	—	—	—	(1)	—	—	(1)

Balance as of December 31, 2008	$412	$901	$153	$174	$72	$328	$2,040

Accumulated Amortization

	Finite Lived
				Patents,
	Developed	Customer		Licenses &	Indefinite Lived
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2007	$(176)	$(175)	$(28)	$(104)	$(5)	$(21)	$(509)
Additions	(25)	(19)	(7)	(6)	—	—	(57)
Currency(1)	(3)	(7)	(1)	—	—	—	(11)
Divestures(3)	1	3	3	—	—	—	7

Balance as of December 31, 2007	$(203)	$(198)	$(33)	$(110)	$(5)	$(21)	$(570)
Additions	(26)	(23)	(9)	(5)	—	—	(63)
Currency(1)	2	5	1	—	1	1	10
Divestures(3)	—	—	—	1	—	—	1

Balance as of December 31, 2008	$(227)	$(216)	$(41)	$(114)	$(4)	$(20)	$(622)

Net Book Value	$185	$685	$112	$60	$68	$308	$1,418

Notes:

(1)	Certain intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.

(2)	In 2008, finite-lived intangible assets increased by $14 million as a result of our acquisition of the FINNDISP division of OY Forcit AB, $5 million as a result of the acquisition of Gracel Display, Inc., both in April 2008. In addition, $4 million of finite-lived Customer Lists were acquired in relation to our Performance Materials Group and $14 million as a result of the acquisition of the Season-All® brand seasoned salt product line from McCormick & Company. In 2007, finite-lived intangible assets increased by $9 million as a result of our acquisition of the Kodak Light Management Films technology business, and $22 million as a result of our controlling interesting in SKC Haas Display Film Co. Ltd.

(3)	Divestitures resulted from exiting select business lines relating to the Packaging and Finishing Technologies business at our Blacksburg, VA plant.
Certain of our intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate. For the year ended December 31, 2008, the currency translation adjustment reduced the recorded gross carrying amount and accumulated amortization by $58 million and $10 million, respectively.
Amortization expense for finite-lived intangible assets was $63 million, $57 million and $56 million for the years ended December 31, 2008, 2007 and 2006, respectively. Amortization expense is estimated to be approximately $63 million for the full year 2009, 2010 and 2011, respectively, and $57 million and $56 million for 2012 and 2013, respectively.

Annual SFAS No. 142 Impairment Review
In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform, at a reporting unit level, an annual impairment review of goodwill and indefinite-lived intangible assets, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of this review, we primarily utilize discounted cash flow analyses for estimating the fair value of the reporting units. We completed our annual recoverability review as of May 31, 2008 and 2007, and determined that goodwill and indefinite-lived intangible assets were fully recoverable as of these dates. In light of the current global recession, we will continue to monitor cash flows and other factors that may trigger a future impairment. If economic conditions continue to deteriorate, it may result in a decline in our estimated future cash flows. A material decline in the estimated future cash flows of our reporting units or significant increases in the WACC rate could result in the fair value falling below the book value of its net assets. This could result in a material impairment charge.
SFAS No. 144 Impairment Review
Finite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
Note 17: Other Assets

(in millions)	2008	2007

Prepaid pension cost (see Note 9)	$8	$183
Rabbi trust assets (see Note 9)	257	76
Insurance receivables	28	28
Deferred tax assets (see Note 7)	71	83
Other employee benefit assets	17	17
Fair market value of interest rate swaps (see Note 6)	—	7
Lease deposits	34	34
Other non-current assets	23	27

Total	$438	$455

Note 18: Borrowings
Short-Term Obligations

(in millions)	2008	2007

Other short-term borrowings	$139	$150
Current portion of long-term debt	38	8

Total	$177	$158

Generally, our short-term borrowings consist of bank loans and commercial paper with an original maturity of twelve months or less. As of December 31, 2008, we had uncommitted credit arrangements with financial institutions to provide local credit facilities to our foreign subsidiaries for working capital needs. At December 31, 2008 and 2007, $114 million and $82 million, respectively, were outstanding under such arrangements.
At December 31, 2008, we had no commercial paper outstanding.
The weighted-average interest rate of short-term borrowings was 6.1% and 6.3% at December 31, 2008 and 2007, respectively.
In November 2003 and September 2004, we entered into three-year receivables securitization agreements under which two of our operating subsidiaries in Japan sell a defined pool of trade accounts receivable without recourse to an unrelated third party financier who purchases and receives ownership interest and the risk of credit loss in those receivables. These agreements renew on an evergreen basis for the additional term of one year after the initial term expires. The transfers qualify for sales treatment under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The utilized balance under the receivables securitization agreements was $20 million and $17 million at December 31, 2008 and 2007, respectively, and is not included in debt nor as receivables on the Consolidated Balance Sheet. Amounts sold related to these agreements totaled $72 million and $63 million in 2008 and 2007, respectively. The maximum availability under these agreements is $39 million. We continue to retain collection and administrative responsibilities in the receivables. When the third party financier sells the receivables, the associated discount is accounted for as a loss on the sale of receivables and has been included in other expense in the Consolidated Statements of Operations. This discount was immaterial in 2008, 2007 and 2006. Due to the short-term nature of the non-interest bearing receivables sold, changes to the key assumptions would not materially impact the recorded loss on the sale of receivables.
Long-Term Debt and Other Financing Arrangements
The following table illustrates the carrying value of long-term debt included in the Consolidated Balance Sheets at December 31, 2008 and 2007.

(in millions)	Currency	Maturities	2008	2007

TIBOR1 plus 0.45% notes	Japanese Yen	2009	$30	$24
1.57% notes	Japanese Yen	2012	4	4
1.57% notes	Japanese Yen	2012	11	9
1.54% notes	Japanese Yen	2012	77	62
3.50% notes	Euro	2012	348	353
5.60% notes	U.S. Dollar	2013	250	250
4.50% notes	Euro	2014	247	257
6.00% notes	U.S. Dollar	2017	850	850
9.75% debentures	U.S. Dollar	2020	145	145
9.80% debentures	U.S. Dollar	2020	77	84
7.85% notes	U.S. Dollar	2029	882	882
3.50% notes	Japanese Yen	2032	221	177
Fair market value adjustments			83	22
Other			23	28

Total debt			3,248	3,147
Less: current portion			38	8

Total long-term debt			$3,210	$3,139

1	Six-month Tokyo Interbank Offered Rate
In November 2007, we issued 400 million of Japanese Yen-denominated variable rate notes (approximately $15 million at December 31, 2008) due in November 2012. The interest rate is 1.57% and payments are due semi-annually.
In November 2007, we issued 7 billion of Japanese Yen-denominated variable rate notes (approximately $77 million at December 31, 2008) due in December 2012. The interest rate is 1.54% and payments are due semi-annually.
In September 2007, we issued $250 million of 5.60% notes at 99.985% of par due in March 2013 and $850 million of 6.00% notes at 99.487% of par due in September 2017 (the Notes). The Notes represent unsecured and unsubordinated obligations of Rohm and Haas Company which are not subject to any sinking fund requirement and include a redemption provision which allows us to retire the Notes at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the note holders are not penalized by the early redemption. Interest on the notes is payable semi-annually in March and September, commencing in March 2008. In the event of a change of control repurchase event as defined in the terms of the Notes, we may be required to offer to purchase the Notes from holders at a purchase price equal to 101% of their principal amount, plus accrued interest. The merger with The Dow Chemical Company would constitute a change in control for this purpose and the bondholder rights to put the debt back to us would be triggered if the transaction caused the above-mentioned downgrades within a 60-day period as defined. The terms of the Notes limit us from entering into certain mortgage and certain sale and leaseback transactions. As of December 31, 2008, the unamortized Debt discount of $4 million and related unamortized issuance costs of $4 million, included in the Other category in the table above, will be amortized to interest expense over the remaining life of the Notes.

In September 2007, we entered into interest rate swap agreements totaling $250 million to swap the fixed rate components of the $250 million notes due in March 2013 to a floating rate based on six-month LIBOR. In the second quarter of 2008, we entered into interest rate swap agreements totaling $850 million to swap the fixed rate component of the $850 million 10-year fixed rate notes due in June 2017, to a floating rate based on three and six month LIBOR. In November 2008, we terminated the total $1.1 billion of these interest rate swap contracts. The $69 million gain received from the termination of the interest rate swap contracts is being amortized as a reduction to interest expense over the remaining 5 and 9 year respective lives of the notes. As of December 31, 2008, the unamortized balance included in long-term debt is a $68 million gain which is included in the fair market value adjustments category in the table above.
In March of 2007, we issued €175 million of 4.50% Private Placement Senior Notes due March 9, 2014, with interest payable semi-annually in March and September at a rate of 4.50% annually. This Private Placement indenture contains a financial covenant which requires us to generate trailing four-quarter earnings before interest, taxes, depreciation, amortization, excluding extraordinary items of at least 3.0 times interest on debt (both expensed and capitalized). By comparison, our 2008 coverage was just above 8 times, substantially above the covenant requirement and we forecast being able to maintain performance well above the covenant threshold for the foreseeable future.
The 3.50% Japanese Yen notes issued in February 2002 are callable annually after March 2012.
The 9.75% debentures due in 2020, previously issued by Morton International, Inc., are credit-sensitive unsecured obligations (Debentures). The coupon interest rate on the Debentures is subject to adjustment upon changes in the debt rating of the Debentures as determined by Standard and Poor’s Corporation or Moody’s Investors Service. Upon acquiring Morton International, Inc., we recorded a fair market value adjustment on the Debentures, which is being amortized ratably over the remaining life of the Debentures. The remaining amount of this adjustment amounted to $15 million in 2008 and $16 million in 2007. These debentures are guaranteed by Rohm and Haas Company.
Our 9.80% debentures due in 2020 also have change in control provisions that allow the bondholders to redeem the debt at 100% of fair value.
We have a revolving credit facility of $750 million, which expires December 2012, that is maintained for general corporate purposes including support for any future issuance of commercial paper. The commitment was unused at December 31, 2008 and 2007. No compensating balance is required for this revolving credit agreement. Our revolving credit and other loan agreements require that earnings before interest, taxes, depreciation and amortization, excluding certain items, exceed 3.5 times consolidated interest expense on a rolling four-quarter basis. By comparison, our 2008 coverage was just above 7 times, substantially above the covenant requirement and we forecast being able to maintain performance well above the covenant threshold for the foreseeable future. There are no restrictions on the payment of dividends.
At December 31, 2008, we had outstanding letters of credit totaling approximately $101 million issued primarily in support of self-insurance, environmental and tax-related activities. There were no drawdowns under these letters of credit.
The aggregate amount of long-term debt maturing in each of the next five years is $38 million in 2009, zero in 2010, zero in 2011, $431 million in 2012 and $250 million in 2013. As some of the debt is denominated in foreign currencies, the actual value of these debt maturities will fluctuate with changes in foreign exchange rates.
During 2008, 2007 and 2006, we made interest payments, net of capitalized interest, of $165 million, $117 million, and $109 million, respectively.

Note 19: Accrued Liabilities

(in millions)	2008	2007

Salaries and wages	$162	$181
Interest	63	65
Sales incentive programs and other selling accruals	63	57
Taxes, other than income taxes	60	57
Employee benefits	85	70
Derivative instruments	25	67
Reserve for restructuring (see Note 3)	146	15
Deferred revenue on supply contracts	10	8
Insurance and legal contingencies	9	6
Capital Spending	10	37
Marketing and sales promotion	14	16
Reserve for environmental remediation (see Note 26)	47	48
Other	165	161

Total	$859	$788

Note 20: Other Liabilities

(in millions)	2008	2007

Reserves for environmental remediation (see Note 26)	$113	$102
Deferred revenue on supply contracts	47	36
Legal contingencies	38	40
Asset retirement obligations	18	19
Taxes	40	83
Other	34	38

Total	$290	$312

Our asset retirement obligations are primarily associated with the following: 1) the capping of certain brine and gas wells used by our Salt segment for the production of various products; and 2) the contractual requirement to remove or dismantle certain leasehold improvements at the end of the lease term.

Asset Retirement
(in millions)	Obligations

Balance as of December 31, 2005	$14
Liabilities settled	(1)
Accretion expense	1
Currency effects	1
Revisions in estimated cash flows	—

Balance as of December 31, 2006	$15
Additions	1
Liabilities settled	—
Accretion expense	1
Currency effects	2
Revisions in estimated cash flows	—

Balance as of December 31, 2007	$19
Liabilities settled	—
Accretion expense	1
Currency effects	(2)
Revisions in estimated cash flows	—

Balance as of December 31, 2008	$18

The liability for certain asset retirement obligations cannot currently be measured as the retirement dates are not yet determinable. We will recognize the liability when sufficient information exists to estimate a range of potential dates.
Note 21: Stockholders’ Equity
We have an employee stock ownership and savings plan (“the Savings Plan”) where eligible employees may contribute up to 50% of qualified before-tax pay and up to 19% of after-tax pay, subject to the annual limit set by the IRS. During 2006 and 2007, we matched the first 6% of the salary contributed at 60 cents on the dollar. As of January 1, 2008, we match 100% of the first 3% of salary contributed, and 50% of the next 3% of salary contributed. We provide for the Savings Plan matching contributions with common shares through a leveraged Employee Stock Ownership Plan (ESOP). We have elected to continue to account for the Savings Plan based on AICPA Statement of Position 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans” as permitted by AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”
The ESOP purchased 18.9 million shares (split adjusted) of our common stock in 1990. The 18.9 million shares will decline over the 30-year life of the ESOP as shares are allocated to employee savings plan member accounts. We financed this purchase by borrowing $150 million at a 9.8% rate for 30 years, plus funds from other sources, which were loaned to the ESOP trust with payments guaranteed by us. The remaining balance of the guarantee as of December 31, 2008 is $134 million. The ESOP trust funds annual loan payments of $20 million, which include principal and interest, from interest earnings on cash balances and common dividends on shares not yet allocated to participants, common dividends on certain allocated shares and company cash contributions. Interest expense recorded by the ESOP trust related to annual loan payments totaled $14 million, $14 million and $15 million in 2008, 2007 and 2006, respectively.
Dividends paid on ESOP shares used as a source of funds for the ESOP financing obligation were $19 million, $19 million and $18 million, in 2008, 2007 and 2006, respectively. These dividends were recorded net of the related U.S. tax benefits. We contributed cash of $1 million, $1 million and $2 million in 2008, 2007 and 2006, respectively. The number of ESOP shares not allocated to plan members at December 31, 2008, 2007 and 2006 were 7.3 million, 8.0 million and 8.6 million, respectively. All shares not allocated to plan members are considered outstanding for purposes of computing basic and diluted EPS under AICPA Statement of Position 76-3.
We recorded compensation expense for the Savings Plan of $6 million annually in 2008, 2007 and 2006 for ESOP shares allocated to plan members. We expect to record annual compensation expense of approximately this amount over the next 12 years as the remaining $452 million of ESOP shares are allocated to plan members. The allocation of shares from the ESOP is expected to fund a substantial portion of our future obligation to match employees’ savings plan contributions as the market price of Rohm and Haas stock appreciates. However, if the stock price does not appreciate, we would need to make additional contributions.
Stockholders’ Rights Plan
In 2000, we adopted a stockholders’ rights plan under which the Board of Directors declared a dividend of one preferred stock purchase right (Right) for each outstanding share of our common stock held of record as of the close of business on November 3, 2000. The Rights initially are deemed to be attached to the common shares and detach and become exercisable only if (with certain exceptions and limitations) a person or group has obtained or attempts to obtain beneficial ownership of 15% or more of the outstanding shares of our common stock or is otherwise determined to be an “acquiring person” by the Board of Directors. Each Right, if and when it becomes exercisable, initially will entitle holders of the Rights to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock for $150 per one one-thousandth of a Preferred Share, subject to adjustment. Each holder of a Right (other than the acquiring person) is entitled to receive a number of shares of our common stock with a market value equal to two times the exercise price, or $300. The Rights expire, unless earlier exercised or redeemed, on December 31, 2010.
Share Repurchase Program
In December 2004, our Board of Directors authorized the repurchase of up to $1 billion of our common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash. During 2007, we used $462 million of available cash to repurchase 8.5 million of our outstanding shares, which essentially completed the $1 billion authorization. Over the life of this authorization, we have repurchased 20.2 million shares.
On July 16, 2007, our Board of Directors authorized the repurchase of up to $2 billion of our common stock, the first $1 billion of which was financed with debt. For the debt financed portion of this authorization, we entered into an accelerated share repurchase agreement (ASR) with Goldman, Sachs & Co. (Goldman Sachs) on September 10, 2007. Under the ASR, we paid $1 billion to Goldman Sachs and initially received approximately 16.2 million of shares of our common stock on September 11, 2007. In June 2008, upon closing of the ASR, we received an additional 3.1 million shares. The average share price for the 19.3 million total shares repurchased was $51.56, approximately 3% below the average market price of our stock during the repurchase period. We have discontinued repurchasing our shares.
Note 22: Share-Based Compensation Plans
We have various stock-based compensation plans for directors, executives and employees.
1999 Stock Plan
Under this plan, as amended in 2001 and 2004, we may grant as options or restricted stock up to 29 million shares of common stock with no more than 3 million of these shares granted to any employee as options over a five-year period. No more than 50% of the shares in this plan can be issued as restricted stock, which generally vest either over five years, or one third after three years and one third each in years four and five. Awards under this plan may be granted to our employees and directors. Options granted under this plan in 2008, 2007 and 2006 were granted at the fair market value on the date of grant and generally vest over three years expiring within 10 years of the grant date. As of December 31, 2008, approximately 13 million shares were issuable under this plan.
Non-Employee Directors’ Stock Plans of 1997 and 20059
Under the 1997 Non-Employee Directors’ Stock Plan, directors receive half of their annual retainer in deferred stock. Each share of deferred stock represents the right to receive one share of our common stock upon leaving the board. Directors may also elect to defer all or part of their cash compensation into deferred stock. Annual compensation expense is recorded equal to the number of deferred stock shares awarded multiplied by the market value of our common stock on the date of award. Additionally, directors receive dividend equivalents on each share of deferred stock, payable in deferred stock, equal to the dividend paid on a share of common stock. As a result of provisions of the “American Jobs Creation Act of 2004,” enacted in November 2004, we replaced the Non-Employee Directors’ Stock Plan of 1997 with a new plan which was approved by the stockholders at the May 2005 Annual Meeting of Stockholders. The new plan has the provisions required by this legislation but otherwise has the same terms as the old plan.
Rohm and Haas Company Non-Qualified Savings Plan
We have a non-qualified savings plan for eligible employees in the U.S. The purpose of the plan is to provide additional retirement savings benefits for employees above a certain level beyond the otherwise determined savings benefits provided by the Savings Plan. See Note 22 for more information on the Savings plan. Each participant’s non-qualified savings plan contributions are notionally invested, based upon the participant’s instructions, in the same investment fund offerings as provided in the Savings Plan. We contributed a notional amount equal to 100% of the first 3% contributed, and 50% of the next 3% contributed by the participant. Our matching contributions are allocated to deferred stock units. At the time of distribution, each deferred stock unit is distributed as one share of Rohm and Haas Company common stock. Participants can also make an irrevocable election to convert restricted stock, which has not been granted, into Rohm and Haas Stock Units in the year prior to the year in which they are granted. We do not match these elections. Participants in the Long-term Performance Share Plan (“LTPSP”) (See below) may defer their LTPSP payments into the Plan. We do not match these elections. We recorded expense of $2 million, $3 million, and $5 million in 2008, 2007 and 2006, respectively, for non-qualified savings plan.
Share-Based Compensation Overview
The majority of our share-based compensation is granted in the form of restricted stock and restricted stock units (“restricted stock”), and non-qualified stock options. For the years ended December 31, 2008, 2007 and 2006, we recognized approximately $49 million, $49 million and $48 million, respectively, of pre-tax expense related to share-based compensation, and a related income tax benefit of $17 million, $17 million and $16 million, respectively. Approximately $8 million, $8 million and $11 million of the total expense was related to liability awards for the years ended December 31, 2008, 2007 and 2006, respectively. Approximately $6 million, $7 million, and $5 million in share-based liabilities were actually paid as of December 31, 2008, 2007, and 2006, respectively.
Of the total expense recorded in 2008, approximately $33 million was a component of selling and administrative expense, $10 million was a component of cost of sales, and $6 million was a component of research and development. The amount of compensation cost capitalized was not material.
Effective January 1, 2006, we adopted the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment.” SFAS No. 123R, which is a revision of FASB Statement No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. Because we adopted the fair value method of recording share-based compensation as defined in SFAS No. 123 on January 1, 2003, all options granted prior to January 1, 2003 were fully vested as of January 1, 2006. Therefore, the adoption of SFAS No. 123R did not materially impact our consolidated results of operations. However, we are required to comply with the following provisions of SFAS No. 123R, which also did not materially impact our consolidated results:
•	Forfeiture rate — SFAS No. 123R requires the recognition of expense only for awards that will eventually vest. The provision requires pre-vesting forfeitures to be estimated at the time of grant and modified, if necessary, if actual forfeitures differ from estimated forfeitures. Our forfeiture rates are based upon historical share-based compensation cancellations. The estimated forfeiture rates resulted in an immaterial adjustment to current unvested awards.

•	Tax benefits — SFAS No. 123R requires tax benefits resulting from share-based compensation in excess of compensation cost recognized to be classified as financing cash flows in the Consolidated Statements of Cash Flows.

•	Tax windfall pool — SFAS No. 123R requires companies to calculate a cumulative pool of tax windfalls, offset by tax shortfalls, using historical data from the original implementation date of SFAS No. 123. We have calculated a tax windfall pool as of December 31, 2008; therefore, any future tax shortfalls related to share-based compensation should be charged against additional paid-in capital up to the amount of our windfall pool.
Stock Options
Our stock options generally vest over three years, with one-third vesting each year. We recognize expense for our stock options using the straight-line method over the requisite service period. Our options generally expire ten years after the grant date. The total value of compensation expense for stock options is equal to the fair value of the award on the grant date. We calculate the fair value of stock options utilizing the Black-Scholes option-pricing model. For the years ended December 31, 2008, 2007 and 2006, we recognized approximately $5 million, $6 million and $8 million, respectively, of pre-tax compensation expense in the Consolidated Statements of Operations for stock options, and a related income tax benefit of $2 million in each of the three years.
A summary of our stock options as of December 31, 2008, is presented below:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Shares	Average	Contractual	Intrinsic
	(000’s)	Exercise Price	Term	Value (000’s)

Outstanding at January 1, 2006	8,424	$36.73
Granted	791	50.37
Forfeited	(97)	47.65
Exercised	(2,205)	34.16

Outstanding at December 31, 2006	6,913	$38.96
Granted	448	52.72

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Shares	Average	Contractual	Intrinsic
	(000’s)	Exercise Price	Term	Value (000’s)

Forfeited	(33)	44.60
Exercised	(1,283)	35.74

Outstanding at December 31, 2007	6,045	$40.63
Granted	445	54.38
Forfeited	(85)	50.31
Exercised	(2,621)	39.37		$87,123

Outstanding at December 31, 2008	3,784	$42.90	5.07	$71,471

Options exercisable at December 31, 2008	2,928	$39.96	4.09	$63,921
As of December 31, 2008, 2007 and 2006, the weighted average per share fair value of options granted was $9.47, $10.13 and $12.73, respectively.
As of December 31, 2008, there was $5 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately 1.1 years.
The Black-Scholes option-pricing model was used to estimate the fair value for each grant made under the Rohm and Haas plan during the year. The following are the weighted-average assumptions used for all shares granted in the years indicated:

	2008	2007	2006

Volatility	20.83	22.10	28.83
Risk-free interest rate	2.86%	4.47%	4.67%
Dividend yield	2.71%	3.50%	3.26%
Expected life (in years)	6	6	6
•	The volatility rate is based upon the historical stock price over the expected life of the option.
•	The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected life of the option.
•	The dividend yield rate was based upon historical information as well as estimated future dividend payouts.
•	The expected life is based upon the “simplified” method, which is defined in Staff Accounting Bulletin No. 107.
Restricted Stock
Our restricted stock primarily vests either over five years or one third after three years and one third each in years four and five. We recognize expense for our restricted stock using the straight-line method over the requisite service period. For retirement eligible participants, expense is recognized using the straight-line method over the period from the date of the grant until the participant becomes retirement eligible. The total value of compensation expense for restricted stock is equal to the average of the high and low price of Rohm and Haas Company shares on the date of grant. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for restricted stock was $24 million, $30 million and $26 million in the years ended December 31, 2008, 2007 and 2006, respectively.
A summary of our restricted stock as of December 31, 2008, is presented below:

		Weighted-
		Average Fair	Aggregate
		Value Per	Intrinsic Value
	Shares (000’s)	Share	(000’s)

Nonvested at January 1, 2006	2,199	$37.25
Granted	614	50.16
Forfeited	(130)	40.24
Vested	(133)	36.82

Nonvested at December 31, 2006	2,550	$40.23
Granted	692	52.73
Forfeited	(148)	43.05
Vested	(166)	39.50

Nonvested at December 31, 2007	2,928	$43.14

		Weighted-
		Average Fair	Aggregate
		Value Per	Intrinsic Value
	Shares (000’s)	Share	(000’s)

Granted	526	52.78
Forfeited	(109)	46.79
Vested	(912)	36.83	$20,279

Nonvested at December 31, 2008	2,433	$48.35

As of December 31, 2008, there was $46 million of unrecognized compensation cost related to unvested restricted stock, which is expected to be recognized over a weighted-average period of approximately 1.9 years.
Long-term Performance Share Plan (“LTPSP”)
We grant executives share-based liability awards (amounts settled in cash) and equity awards whose vesting is contingent upon meeting various performance goals, including return on net assets and our company stock performance against peers. We calculate the fair value of the market-based component of the equity award using a lattice model. Shares related to our long-term incentive plan vest over a period of 3 years. Total pre-tax compensation expense recognized in the Consolidated Statements of Operations for our LTPSP was $20 million, $13 million and $14 million for the years ended December 31, 2008, 2007 and 2006, respectively.
As of December 31, 2008, there was $18 million of total unrecognized compensation cost related to nonvested share-based compensation awards granted under our performance plan; that cost is expected to be recognized over a period of approximately 1.7 years.
Note 23: Accumulated Other Comprehensive Loss
The components of accumulated other comprehensive loss are as follows:

(in millions)	2008	2007	2006

Cumulative translation adjustments	$(72)	$27	$13
Unrecognized losses and prior service cost, net, on pension and postretirement obligations	(616)	(209)	(330)
Net gain (loss) on derivative instruments	4	—	4

Accumulated other comprehensive loss	$(684)	$(182)	$(313)

Note 24: Leases
We lease certain properties and equipment used in our operations, primarily under operating leases. Most lease agreements require minimum lease payments plus a contingent rental based upon equipment usage and escalation factors. Total net rental expense incurred under operating leases amounted to $86 million, $90 million and $81 million in 2008, 2007 and 2006, respectively.
Total future minimum lease payments under the terms of non-cancelable operating leases are as follows:

Future
Minimum Lease
(in millions)	Payments

2009	$67
2010	57
2011	47
2012	34
2013	30
Note 25: Contingent Liabilities, Guarantees and Commitments
Litigation Against The Dow Chemical Company
We entered into an Agreement and Plan of Merger with The Dow Chemical Company and its subsidiary Ramses Acquisition Corp. (Dow) on July 10, 2008. On January 26, 2009, we filed suit in the Delaware Court of Chancery against Dow alleging that, even though all conditions to Dow’s obligation to close the merger have been satisfied, Dow, in breach of its obligations under the Merger Agreement, has refused to consummate the transaction. The suit seeks an order of specific performance requiring Dow to close the merger immediately. A trial date has been set for March 9, 2009.

Environmental Matters
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (“EPA”) National Priority List, where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state statutes. In some of these matters we may also be held responsible for alleged property damage. We have provided for future costs, on an undiscounted basis, at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other potentially responsible parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency. We assess the accruals quarterly and update these as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs.
•	Remediation Reserves and Reasonably Possible Amounts
Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. These reserves include liabilities expected to be paid out within 10 years. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2006	$141
Amounts charged to earnings	37
Amounts spent	(28)

December 31, 2007	$150
Amounts charged to earnings	45
Amounts spent	(35)

December 31, 2008	$160

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Balance Sheets. Estimates for liabilities to be incurred between 11 to 30 years in the future are considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. We have identified reasonably possible loss contingencies related to environmental matters of approximately $138 million and $124 million at December 31, 2008 and December 31, 2007, respectively.
Further, we have identified other sites where future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation.
Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
Our significant sites are described in more detail below.
•	Wood-Ridge/Berry’s Creek

The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection (“NJDEP”) issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company entered into an agreement to perform the work in October 2008. The trust created by Velsicol will bear a portion of the cost of remediation, consistent with the bankruptcy trust agreement that established the trust. In addition, an unsuccessful two day mediation session was conducted in July 2008 with approximately one dozen non-settling parties, including companies whose materials were processed at the manufacturing site, to resolve their share of the liability for a portion of the remediation costs. We are in continued discussions with these parties under an agreement tolling the deadlines for filing cost-recovery litigation. Our ultimate exposure at the Site will depend on clean-up costs and on the level of contribution from other parties.
In May 2008, Morton and nearly 100 other potentially responsible parties (“PRPs”) entered into an agreement to perform a Remedial Investigation and Feasibility Study for the Berry’s Creek Study Area; this study will examine risks posed by contamination in Berry’s Creek and the surrounding wetlands. Through its technical consultants, the group submitted a work plan for the study in September 2008, and is in the process of addressing agency comments. The schedule calls for field sampling beginning in the spring of 2009. The proposed schedule provides that the RI/FS will take at least four years to complete. In addition, subsequent sampling events, studies, testing, or other actions typically add several years before a final remedy is selected. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and clean-up costs, as well as potential resource damage assessments, could be substantial and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
•	Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. We removed contaminated soil from the site and constructed an on-site remediation system for residual soil and groundwater contamination. Off-site investigation of contamination is ongoing. Although the former Paterson facility was located on the upper Passaic River, the Company received and responded to a request for information from the government associated with its Lower Passaic River Study Area. The request focused on chemicals that may have been used, processed, released or discharged from the manufacturing site and subsequently may have entered the Passaic River. We believe that any nexus between the Paterson operations on the upper Passaic River and the contamination in the Lower Passaic River is remote, but the government and other PRPs will continue to attempt to spread the costs of the study and clean up across more parties. To this end, the responsible parties that were sued by New Jersey authorities to force clean up of the Lower Passaic have filed third party complaint against an additional 300 parties, including Morton.
•	Martin Aaron Superfund Site
Rohm and Haas is a PRP at this Camden, New Jersey former drum recycling site. U.S. EPA Region 2 issued a Record of Decision in 2005. The project is divided into two phases: Phase I will involve soil remediation and groundwater monitoring. Phase II will address groundwater remediation and institutional controls. Rohm and Haas and other PRPs entered into a Consent Decree for performance of Phase I of the remedy. Additionally, the Consent Decree, which has been entered by the Court, resolves the claims of the U.S. EPA and the claims of the NJDEP for past costs and natural resources damages.
•	Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands, Charlie Burch and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
•	Manufacturing Sites
We also have accruals for enforcement and corrective action programs under environmental laws at several of our manufacturing sites. The more significant of these accruals for corrective action, in addition to those presented above, have been recorded for the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston,

Texas; Louisville, Kentucky; Moss Point, Mississippi (where operations have been terminated); Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, U.K.; Chauny and Lauterbourg, France; and Mozzanica, Italy.
Insurance Litigation
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending and involve the “buy back” of the policies and have been included in cost of goods sold. Litigation is pending regarding insurance coverage for certain Ringwood plant environmental lawsuits. We settled with several of our insurance carriers and recorded pre-tax earnings of approximately $3 million, $2 million and $10 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Self-Insurance
We maintain deductibles for general liability, business interruption and property damage to owned, leased and rented property. These deductibles could be material to our earnings, but they should not be material to our overall financial position. We carry substantial excess general liability, property and business interruption insurance above our deductibles. In addition, we meet all statutory requirements for automobile liability and workers’ compensation.
Other Litigation
In November 2006, a complaint was filed in the United States District Court for the Western District of Kentucky by individuals alleging that their persons or properties were invaded by particulate and air contaminants from the Louisville plant. The complaint seeks class action certification alleging that there are hundreds of potential plaintiffs residing in neighborhoods within two miles of the plant. We have reached a settlement in principle of this lawsuit.
In April 2006 and thereafter, lawsuits were filed against Rohm and Haas claiming that the Company’s Ringwood, Illinois plant contaminated groundwater and air that allegedly reached properties a mile south of the plant site. Also sued was the owner of a plant site neighboring our facility. An action brought in federal court in Philadelphia, Pennsylvania seeks certification of a class comprised of the owners and residents of about 400 homes in McCullom Lake Village, seeking medical monitoring and compensation for alleged property value diminution, among other things. In addition, twenty-two lawsuits pending in the Philadelphia Court of Common Pleas claim that contamination from the plants has resulted in tumors (primarily of the brain) and in one lawsuit claims relate to cirrhosis of the liver. We are vigorously defending against these claims because, although ill plaintiffs engender sympathy, we do not believe there is any evidence of a connection between the illnesses and the plant.
Rohm and Haas, Minnesota Mining and Manufacturing Company (3M) and Hercules, Inc. have been engaged in remediation of the Woodland Sites (“Sites”), two waste disposal locations in the New Jersey Pinelands, under various NJDEP orders since the early 1990s. Remediation is complete at one site and substantially complete at the other. In February 2006, a lawsuit was filed in state court in Burlington County, New Jersey by the NJDEP and the Administrator of the New Jersey Spill Compensation Fund against these three companies and others for alleged natural resource damages relating to the Sites. In June 2008, we reached an agreement in principle with the NJDEP to settle this lawsuit by purchasing 238 acres of land for preservation purposes and paying certain legal fees and costs.
In January 2006 and thereafter, civil lawsuits were filed against Rohm and Haas and other chemical companies in U.S. federal court, alleging violation of antitrust laws in the production and sale of methyl methacrylate (“MMA”) and polymethylmethacrylates (“PMMA”). The various plaintiffs sought to represent a class of direct or indirect purchasers of MMA or PMMA in the United States from January 1, 1995 through December 31, 2003. The lawsuits referred to an investigation of certain chemical producers by the European Commission in which Rohm and Haas was not involved in any way. However, in June 2006, both the direct purchasers and the indirect purchasers filed amended complaints in which Rohm and Haas was not named as a defendant, and therefore we are no longer a party to these lawsuits. In addition, another United States complaint brought in late 2006 has been dismissed. Although we remain a defendant in a similar lawsuit filed in Canada, we believe the Canadian lawsuit is without merit as to us, and, if we are not dropped from the lawsuit, we intend to defend it vigorously.

On December 22, 2005, a federal judge in Indiana issued a decision purporting to grant a class of participants in the Rohm and Haas pension plan the right to a cost-of-living adjustment (“COLA”) as part of the retirement benefit for those who elect a lump sum benefit. The decision contravenes the plain language of the plan, which clearly and expressly excludes a discretionary COLA for participants who elect a lump sum benefit. In August 2007, the Seventh Circuit Court of Appeals affirmed the lower court’s decision that participants in the plan who elected a lump sum benefit during a class period have the right to a COLA as part of their retirement benefit. In March 2008, the Supreme Court denied our petition to hear our appeal, and the case was returned to the lower court for further proceedings. We have taken appropriate steps to modify the plan to ensure pension expense will not increase. Due to the funded status of the Rohm and Haas Pension Plan, we do not believe we will have any requirement to currently fund our plan as a result of the Seventh Circuit Court’s decision. In accordance with SFAS No. 5 “Accounting for Contingencies,” we recorded a charge in the third quarter of 2007 of $65 million ($42 million, after-tax) to recognize the estimated potential impact of this decision to our long term pension plan obligations. On February 11, 2009, a federal judge decided that the accrual date for the claims of the class is April 1, 2004. There are still a number of issues yet to be addressed by the court in the further proceedings, and were those issues to be decided against the Pension Plan, it is reasonably possible that we would need to record an additional charge of up to $25 million.
In August 2005 and thereafter, complaints were filed relating to brain cancer incidence among employees who worked at our Spring House, Pennsylvania research facility. An action filed in the Philadelphia Court of Common Pleas seeking medical monitoring was dismissed as barred by Pennsylvania Workers’ Compensation Law, as has a separate Commonwealth Court action seeking leave to proceed as a class action before the Workers’ Compensation Bureau. Seven personal injury complaints were filed in the Court of Common Pleas and, in addition, Workers’ Compensation petitions were filed regarding two of the individuals. Our ongoing epidemiological studies have not found an association between anything in the Spring House workplace and brain cancer. In March 2008, we retained the University of Minnesota to complete the epidemiology studies.
In February 2003, the United States Department of Justice and antitrust enforcement agencies in the European Union, Canada and Japan initiated investigations into possible antitrust violations in the plastics additives industry. In April 2006, we were notified that the grand jury investigation in the United States had been terminated and no further actions would be taken against any parties. In August 2006, Rohm and Haas was informed by the Canadian Competition Bureau that it was terminating its investigation having found insufficient evidence to warrant a referral to the Attorney General of Canada. In January 2007, we were advised that the European Commission has closed its impact modifier investigation. The European Commission’s heat stabilizer investigation remains open, although we have not been contacted since 2003. We previously reported that the Japanese Fair Trade Commission brought proceedings against named Japanese plastics additives producers but did not initiate action against Rohm and Haas and no further action is expected. Most of the criminal investigations initiated in February 2003 have now been terminated with no finding of any misconduct by the Company.
In civil litigation on plastics additives matters, we are a party to 13 private federal court civil antitrust actions, nine of which have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania (District Court), including one that originally had been filed in State Court in Ohio and another involving an individual direct purchaser claim that was filed in federal court in Ohio. Eight of these actions have been brought against Rohm and Haas and other producers of plastics additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in seven of these actions have sued on behalf of all similarly situated purchasers of plastics additives products. The named plaintiff in the eighth action sued in its individual capacity, and that case has been resolved. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. In the fall of 2006, the District Court issued an order certifying six subclasses of direct purchasers premised on the types of plastics additives products that have been identified in the litigation. On April 9, 2007, the Third Circuit Court of Appeals agreed to hear an appeal from the District Court’s certification order. In January 2009, the Third Circuit granted the appeal, vacated the order certifying the class, and remanded the case to the District Court for reconsideration of certification of the class under new standards for class certification established by the Third Circuit in December 2008. As a result of the resolution of the appeal, the District Court’s stay of the consolidated direct purchaser cases is expected to be lifted. The ninth action involves an indirect purchaser class action antitrust complaint filed in the District Court in August 2005, consolidating all but one of several indirect purchaser cases that previously had been filed in various state courts, including Tennessee, Vermont, Nebraska, Arizona, Kansas and Ohio. The District Court has dismissed from the consolidated action the claims arising from the states of Nebraska, Kansas and Ohio, and allowed the claims from Arizona, Tennessee and Vermont to continue. Because of the significant effect that the decision of the Third Circuit on the appeal of class certification in the direct purchaser cases may have on the indirect purchaser class, the parties agreed to stay this case pending the outcome of the appeal. With the resolution of the appeal, the stay is expected to be lifted. During June 2008, four additional indirect purchaser class actions were filed in various federal courts on behalf of classes of indirect purchasers in Minnesota, Florida, the District of Columbia and Massachusetts. These actions have been consolidated with the ongoing litigation in the District Court in Philadelphia. The remaining state court indirect class action is pending in California and is dormant. Our internal investigation has revealed no wrongdoing. We believe these cases are without merit as to Rohm and Haas.
As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys have focused on peripheral defendants, including our company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under workers’ compensation laws. However, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.
Morton has also been sued in connection with asbestos-related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future Friction Division claims, including defense costs, will be well below our insurance limits.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or consolidated financial position.
Indemnifications
In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against, certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.
Note 26: New Accounting Pronouncements
Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities
In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 140-4 and FASB Interpretation No. (“FIN”) 46(R)-8, which provides additional disclosure requirements about transfers of financial assets. It also amends FIN 46(R) “Consolidation of Variable Interest Entities” to require additional disclosures about variable interest entities such as how they affect an entities financial position, financial performance and cash flow and related risks. This statement is effective for fiscal years and interim periods ending after December 15, 2008. The impact to our Consolidated Financial Statements was limited to additional disclosure which is included in Note 1 to our Consolidated Financial Statements.
Employers’ Disclosures about Postretirement Benefit Plan Assets
In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” which requires additional disclosures such as significant risks within plan assets, investment allocation decisions, fair values by major category of plan assets and valuation techniques. This statement is effective for fiscal years and interim periods beginning after December 15, 2009. We believe the impact to our Consolidated Financial Statements will be limited to additional disclosure.
Accounting for Defensive Intangible Assets
In November 2008, the FASB issued Emerging Issues Task Force (“EITF”) 08-7, “Accounting for Defensive Intangible Assets,” which addresses the accounting treatment for a defensive asset acquired in a business combination. The FASB believes that while the acquiring entity does not intend to actively use the asset it is likely contributing to an increase in the value of other assets owned by the acquiring entity. EITF 08-7 is effective for intangible assets acquired in fiscal years beginning after December 15, 2008 in order to coincide with the effective date of Statement 141(R), see discussion below, and shall be applied prospectively. Early application is not permitted. We adopted EITF 08-7 on January 1, 2009 and will apply this guidance to any intangible assets acquired subsequent to December 31, 2008.
Determination of the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles (“GAAP”). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. We adopted this FSP on January 1, 2009 and will apply this guidance to any intangible assets acquired subsequent to December 31, 2008.
Disclosures about Derivative Instruments and Hedging Activities
In March 2008, the FASB issued the SFAS No. 161, “Disclosures about Derivatives and Hedging Activities” (“SFAS No. 161”), which enhances the requirements under SFAS No. 133, “Accounting for Derivatives and Hedging Activities.” SFAS No. 161 requires enhanced disclosures about an entity’s derivatives and hedging activities and how they affect an entity’s financial position, financial performance, and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008. The impact to our Consolidated Financial Statements was limited to additional disclosure which is included in Note 6 to our Consolidated Financial Statements.
Accounting for Collaborative Arrangements
In December 2007, the EITF met and ratified EITF No. 07-01, “Accounting for Collaborative Arrangements,” in order to define collaborative arrangements and to establish reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This EITF is to be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We do not believe this EITF will have a material effect on our Consolidated Financial Statements.
Non-controlling Interests
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements,” which amends ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that 1) non-controlling interests held by non-parent parties be clearly identified and presented in the consolidated statement of financial position within equity, separate from the parent’s equity and 2) the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly presented on the face of the Consolidated Statement of Income. SFAS No. 160 also requires consistent reporting of any changes to the parent’s ownership while retaining a controlling financial interest, as well as specific guidelines over how to treat the deconsolidation of controlling interests and any applicable gains or losses. This statement is effective for financial statements issued during and after 2009. We have adopted SFAS No. 160 as of January 1, 2009.
Business Combinations

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We will adopt SFAS 141R on January 1, 2009 and will apply this guidance to any acquisitions that close subsequent to December 31, 2008.
Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which provides companies with an option to report selected financial assets and liabilities at fair value in an attempt to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. This statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Upon adoption of this statement, we did not elect the SFAS 159 option for our existing financial assets and liabilities and therefore adoption of SFAS 159 did not have any impact on our Consolidated Financial Statements.
Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards
In November 2006 and in March 2007, the EITF met and issued EITF No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF No. 06-11”) in order to clarify the recognition of the income tax benefit received from dividends paid to employees holding equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options charged to retained earnings. EITF No. 06-11 states that the income tax benefit received from dividends paid on equity-classified nonvested shares, equity-classified nonvested share units, or equity-classified nonvested share options should be charged to retained earnings, and should be recognized as an increase to additional paid-in capital. EITF No. 06-11 is to be applied prospectively to the income tax benefits on equity classified employee share-based payment awards that are declared in fiscal years beginning after September 15, 2007. We adopted this EITF effective January 1, 2008, and it did not have a material impact on our Consolidated Financial Statements.
Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. For financial assets and liabilities, SFAS No. 157 is effective for us beginning January 1, 2008. In February 2008, the FASB deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until fiscal years beginning after November 15, 2008. We believe the impact will not require material modification related to our non-recurring fair value measurements and will be substantially limited to expanded disclosures in the Notes to our Consolidated Financial Statements for notes that currently have components measured at fair value. Effective January 1, 2008, we adopted SFAS No. 157 for financial assets and liabilities measured at fair value on a recurring basis. The partial adoption of SFAS No. 157 for financial assets and liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows. See Note 4 for information and related disclosures. Effective January 1, 2009, we adopted SFAS No. 157 related to nonrecurring measurements of nonfinancial assets and liabilities. This adoption did not have a material impact on our consolidated financial position, results of operations or cash flows.
Note 27: Subsequent Events
On February 2, 2009, our Board of Directors declared a regular quarterly dividend of $0.41 per common share. This dividend will be payable on March 2, 2009 to shareholders of record at close of business on February 13, 2009.
We entered into an Agreement and Plan of Merger with The Dow Chemical Company and its subsidiary Ramses Acquisition Corp. (Dow) on July 10, 2008. On January 26, 2009, we filed suit in the Delaware Court of Chancery against Dow alleging that, even though all conditions to Dow’s obligation to close the merger have been satisfied, Dow, in breach of its obligations under the Merger Agreement, has refused to consummate the transaction. The suit seeks an order of specific performance requiring Dow to close the merger immediately. A trial date has been set for March 9, 2009.